UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.       )

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NOVADEL PHARMA INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOVADEL PHARMA INC.
25 Minneakoning Road
Flemington, New Jersey 08822
(908) 782-3431

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

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To be held on September 8, 2008
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To Our Stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders, or Annual Meeting, of NovaDel Pharma Inc., referred to herein as we, us, our or NovaDel, a Delaware corporation, will be held at the offices of Morgan, Lewis & Bockius LLP, located at 502 Carnegie Center, Princeton, New Jersey 08540, on Monday, September 8, 2008, at 9:00 a.m., Eastern Daylight Time, for the following purposes:

1.	To elect six Directors to our Board of Directors to serve until the next Annual Meeting of Stockholders or until their successors have been duly elected or appointed and qualified;

2.

To approve the issuance and sale of up to $2.525 million in secured convertible notes and warrants of the Company to funds affiliated with ProQuest Investments. The following table sets forth the investor’s current and potential ownership of the Company:

			Beneficial Ownership of Investor		Beneficial Ownership of Investor
	Beneficial Ownership of		after the Subsequent Closing		after the Subsequent Closing
	Investor Prior to the		at the minimum Conversion Price of		at the maximum Conversion Price of
	Subsequent Closing (2)		$0.075 per share (3)		$1.05 per share (3)

Investor (1)	Number	Percentage	Number	Percentage	Number	Percentage
ProQuest Investments (4)	13,474,832	19.8%	70,341,499	56.4%	20,322,451	27.2%

(1)        As more fully described in the proxy statement, the secured convertible notes and warrants to be issued to funds affiliated with ProQuest Investments will have an adjustable conversion price and exercise price based on the market value of the Company’s common stock at the time of the subsequent closing. Based on the formula for the conversion price, the convertible notes will have a maximum conversion price of $1.05 per share and a minimum conversion price of $0.075 per share. Based on the formula for the exercise price, the accompanying warrants will have an exercise price equal to 125% of the related conversion price, which will translate into a maximum exercise price of $1.313 per share and a minimum exercise price of $0.094 per share.

(2)        Ownership is based upon the number of outstanding shares of common stock as of the Record Date (as defined below) and assuming the Initial Closing of the financing described in Proposal 2. The beneficial ownership calculated herein does not include the warrants issued pursuant to the Initial Closing because such warrants may not be exercised if such exercise would cause the holders to beneficially own more than 19.99% of the total shares outstanding at the time of such exercise. See Proposal 3.

(3)        Ownership is based upon the sum of (a) the number of outstanding shares of common stock as of the Record Date (as defined below), (b) the total number of warrants issued prior to the financing, assuming full exercise at the related exercise price and (c) the total number of shares underlying all convertible notes and warrants issued, and to be issued, in the financing, assuming full conversion at the related conversion price and full exercise at the related exercise price, and excluding interest shares and other additional shares issuable pursuant to potential adjustments to the exercise and conversion prices.

(4)        For the purposes of this proxy statement, the numerical information contained in this table consists of the aggregate beneficial ownership of each of ProQuest Investments II, L.P., ProQuest Investments III, L.P. and ProQuest Investments II Advisors Fund, L.P.

3.

To approve the potential issuance of 3,250,000 shares of our common stock resulting from: (i) the removal of the cap of 19.99% on the 3,000,000 warrants issued in the initial closing; and (ii) the interest shares provision of the secured convertible notes in the initial closing;

4.	To ratify the selection of J.H. Cohn LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008; and

5.	To consider and take action upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

These items of business are more fully described in the Proxy Statement accompanying this notice. Only holders of record of our common stock, par value $.001 per share (the “Common Stock”), at the close of business on July 21, 2008 (the “Record Date”), will be entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof.

The names of stockholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten (10) days prior to the Annual Meeting for any purpose germane to the meeting, at our principal executive offices at 25 Minneakoning Road, Flemington, NJ 08822, by contacting our Corporate Secretary.

Whether you plan to attend the meeting in person or not, it is important that you read the Proxy Statement and follow the instructions on your proxy card to vote by mail, telephone or Internet. This will ensure that your shares are represented and will save us additional expenses of soliciting proxies.

By Order of the Board of Directors,

Michael E. Spicer
Chief Financial Officer and Corporate Secretary

Flemington, New Jersey
July 23, 2008

YOUR VOTE IS IMPORTANT. IN ORDER TO ASSURE YOUR
REPRESENTATION AT THE MEETING, PLEASE COMPLETE, SIGN AND
DATE THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE AND RETURN IT
IN THE ENCLOSED ENVELOPE.

NOVADEL PHARMA INC.
25 Minneakoning Road
Flemington, New Jersey 08822
(908) 782-3431

PROXY STATEMENT

General

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of NovaDel Pharma Inc., referred to herein as we, us, our or NovaDel, of proxies to be voted at the Annual Meeting of Stockholders, or the Annual Meeting, to be held at 9:00 a.m., Eastern Daylight Time, on Monday, September 8, 2008 at the offices of Morgan, Lewis & Bockius LLP, located at 502 Carnegie Center, Princeton, New Jersey 08540, and at any adjournments or postponements thereof.

A copy of our Annual Report on Form 10-K for the period ended December 31, 2007, as amended, is enclosed with these materials. Upon written request, we will provide each stockholder being solicited by this Proxy Statement with a copy, free of charge, of any of the documents referred to in this Proxy Statement. All such requests should be directed to NovaDel Pharma Inc., 25 Minneakoning Road, Flemington, New Jersey 08822, Attn: Michael E. Spicer, Chief Financial Officer and Corporate Secretary.

The Annual Meeting has been called to consider and take action on the following proposals:

(i)	to elect six Directors to our Board of Directors, or the Board, to serve until the next Annual Meeting of Stockholders or until their successors have been duly elected or appointed and qualified;

(ii)	to approve the issuance and sale of up to $2.525 million in secured convertible notes and warrants of the Company to funds affiliated with ProQuest Investments, as further described below;

(iii)

to approve the potential issuance of 3,250,000 shares of our common stock resulting from: (i) the removal of the cap of 19.99% on the 3,000,000 warrants issued in the initial closing; and (ii) the interest shares provision of the secured convertible notes in the initial closing, each as further described below;

(iv)	to ratify the selection of J.H. Cohn LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008; and

(v)	to consider and take action upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Our principal executive office is located at 25 Minneakoning Road, Flemington, New Jersey 08822 and our telephone number is (908) 782-3431. The approximate date on which this Proxy Statement, the proxy card and other accompanying materials are first being sent or given to stockholders is July 23, 2008.

Record Date and Shares Outstanding

Stockholders of record at the close of business on July 21, 2008 (the “Record Date”) are entitled to notice of and to vote at the meeting. At the Record Date, 60,692,260 shares of our Common Stock were issued and outstanding.

Revocability of Proxies

You can revoke your proxy at any time before it is exercised by timely delivery of a properly executed, later-dated proxy (including a telephone vote), by delivering a written revocation of your proxy to our Corporate Secretary, or by voting at the meeting. The method by which you vote by proxy will in no way limit your right to vote at the meeting if you decide to attend in person. If your shares are held in the name of a bank or brokerage firm, you must obtain a proxy, executed in your favor, from the bank or broker, to be able to vote at the meeting.

Voting Rights

Only holders of record of our Common Stock at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote on all matters to be voted upon at the Annual Meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares on the Record Date will constitute a quorum for the transaction of business at the Annual Meeting and at any postponement or adjournment thereof.

For Proposal 1, the affirmative vote of a plurality of the shares of Common Stock cast by the stockholders present in person or represented by proxy at the Annual Meeting is required to elect the nominees for election as Directors. Thus, broker non-votes and withholding authority will have no effect on the outcome of the vote for the election of Directors. Broker non-votes are when shares are represented at the Meeting by a proxy specifically conferring only limited authority to vote on certain matters and no authority to vote on other matters. Brokers do, however, have discretionary authority to vote shares held in their name on this proposal, even if they do not receive instructions from the beneficial owner.

For Proposal 2, the affirmative vote of a majority of votes cast by the stockholders entitled to vote and who are present in person or represented by proxy at the Annual Meeting is required to approve the issuance and sale of up to $2.525 million in secured convertible notes and warrants to funds affiliated with ProQuest Investments. Brokers may not vote on this proposal unless they receive instructions from the beneficial owner.

For Proposal 3, the affirmative vote of a majority of votes cast by the stockholders entitled to vote and who are present in person or represented by proxy at the Annual Meeting is required to approve the potential issuance of 3,250,000 shares of our common stock resulting from: (i) the removal of the cap of 19.99% on the 3,000,000 warrants issued in the initial closing; and (ii) the interest shares provision of the secured convertible notes in the initial closing. Brokers may not vote on this proposal unless they receive instructions from the beneficial owner.

For Proposal 4, the affirmative vote of a majority of votes cast by the stockholders entitled to vote and who are present in person or represented by proxy at the Annual Meeting is required to ratify the selection of J.H. Cohn LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008. Abstentions will have the effect of a vote ‘‘against’’ this proposal. Because broker non-votes are not considered to be votes cast, they will have no effect on the vote for this proposal. Brokers do, however, have discretionary authority to vote shares held in their name on this proposal, even if they do not receive instructions from the beneficial owner. We are not required to obtain the approval of our stockholders to select our independent registered public accounting firm. However, if our stockholders do not ratify the selection of J.H. Cohn LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008, the Audit Committee of our Board may reconsider its selection.

Questions and Answers

Q.       What am I voting on?

•

Election of six Directors (Mark J. Baric, Thomas E. Bonney, CPA, William F. Hamilton, Ph.D., Jay Lobell, Charles Nemeroff, M.D., Ph.D. and Steven B. Ratoff) for a term ending at the next Annual Meeting of Stockholders;

•	The approval of the issuance and sale of up to $2.525 million in secured convertible notes and warrants of the Company to funds affiliated with ProQuest Investments;
•

The approval of the potential issuance of 3,250,000 shares of the Company’s common stock resulting from: (i) the removal of the cap of 19.99% on the 3,000,000 warrants issued in the initial closing; and (ii) the interest shares provision of the secured convertible notes in the initial closing; and

•	Ratification of the selection of J.H. Cohn LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

Q.       Who is entitled to vote?

Only stockholders of record at the close of business on the Record Date of July 21, 2008, are entitled to vote shares held by such stockholders on that date at the Annual Meeting. Each outstanding share entitles its holder to cast one vote.

Q.       How do I vote?

Vote By Mail: Sign and date the proxy card you receive and return it in the enclosed stamped, self-addressed envelope.

Vote By Telephone: If you are a stockholder of record (that is, if you hold your stock in your own name), you may vote by telephone by following the instructions on your proxy card. The telephone number is toll-free, so voting by telephone is at no cost to you. If you vote by telephone, you do not need to return your proxy card.

Vote in Person: Sign and date the proxy you receive and return it in person at the Annual Meeting.

If your shares are held in the name of a bank, broker or other holder of record (i.e., in “street name”), you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Telephone and Internet voting will be offered to stockholders owning shares through most banks and brokers.

Q.       Can I access the proxy materials and transition report on Form 10-K electronically?

This Proxy Statement, the proxy card, and our Annual Report on Form 10-K for the period ended December 31, 2007, as amended, are available on our website at www.novadel.com.

Q.       Can I change my vote or revoke my proxy?

Yes. You may change your vote or revoke your proxy at any time before the proxy is exercised. If you submitted your proxy by mail, you must (a) file with the Corporate Secretary a written notice of revocation or (b) timely deliver a valid, later-dated proxy. If you submitted your proxy by telephone, you may change your vote or revoke your proxy with a later telephone proxy. Attendance at the Annual Meeting will not have the effect of revoking a proxy unless you give written notice of revocation to the Corporate Secretary before the proxy is exercised or you vote by written ballot at the Annual Meeting.

Q.       What is the process for admission to the Annual Meeting?

If you are a record owner of your shares (i.e., your shares are held in your name), you must show government issued identification. Your name will be verified against the stockholder list. If you hold your shares through a bank, broker or trustee, you must also bring a copy of your latest bank or broker statement showing your ownership of your shares as of the Record Date.

Q.       What constitutes a quorum?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on the Record Date will constitute a quorum. On the Record Date, there were 60,692,260 outstanding shares of Common Stock entitled to vote at the Annual Meeting.

Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present at the Annual Meeting.

Q.       What vote is required to approve each item?

The affirmative vote of a plurality of the votes cast at the meeting by stockholders entitled to vote thereon is required for the election of Directors. The affirmative vote of a majority of the votes cast by stockholders entitled to vote thereon will be required for the approval of the issuance and sale of up to $2.525 million in secured convertible notes and warrants to funds affiliated with ProQuest Investments. The affirmative vote of a majority of the votes cast by stockholders entitled to vote thereon will be required for the approval of the potential issuance of 3,250,000 shares of the Company’s common stock resulting from: (i) the removal of the cap of 19.99% on the 3,000,000 warrants issued in the initial closing; and (ii) the interest shares provision of the secured convertible notes in the initial closing. For ratification of the selection of J.H. Cohn LLP, the affirmative vote of a majority of the votes cast by stockholders entitled to vote thereon will be required.

Q.       What happens if I do not instruct my broker how to vote on the proxy?

If you do not instruct your broker how to vote, your broker will vote your shares for you at his or her discretion on routine matters such as the election of directors or ratification of auditors.

Q.       What are the recommendations of the Board of Directors?

The Board of Directors unanimously recommends that the stockholders vote:

•	FOR the election of the six nominated Directors;
•	FOR the approval of the issuance and sale of up to $2.525 million in secured convertible notes and warrants of the Company to funds affiliated with ProQuest Investments;
•	FOR the approval of the potential issuance of 3,250,000 shares of the Company’s common stock resulting from: (i) the removal of the cap of 19.99% on the 3,000,000 warrants issued in the initial closing; and (ii) the interest shares provision of the secured convertible notes in the initial closing; and
•	FOR ratification of the selection of J.H. Cohn LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

With respect to any other matter that properly comes before the Annual Meeting, the proxies will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

PROPOSAL 1

ELECTION OF DIRECTORS

Information Regarding Board of Directors

The Board of Directors, or the Board, has nominated six (6) candidates for election as Director for a term expiring at the next Annual Meeting of Stockholders. All of the nominees are currently members of our Board and were elected by our stockholders at the last Annual Meeting. Directors are elected to serve for their respective terms of one year or until their successors have been duly elected or appointed and qualified. The Board has no reason to believe that any of the nominees named below will be unavailable, or if elected, will decline to serve.

Pursuant to our By-Laws, generally the number of Directors is fixed and may be increased or decreased from time to time by resolution of our Board. Currently, our By-Laws provide that the number of Directors must be not less than three (3) nor more than nine (9). The Board has fixed the number of Directors at six (6) members. Proxies cannot be voted for a greater number of persons than the number of nominees named. In the event one or more of the named nominees is unable to serve, the persons designated as proxies may cast votes for other persons as substitute nominees. Dr. Rosenwald, a significant stockholder, has the ability to designate an individual to serve on our Board, and has exercised such ability by designating Mr. J. Jay Lobell. Although Mr. Lobell is a designee of Dr. Rosenwald’s, he does not have any voting or dispositive control over the shares held directly or indirectly by Dr. Rosenwald. Based upon the recommendation of the Corporate Governance and Nominating Committee, the Board elected Mr. Lobell as a member of the Board on December 14, 2005. Pursuant to the listing standards of the American Stock Exchange, or AMEX, Mr. Lobell has been deemed to be an independent Director by our Board as of September 15, 2006. Also at its meeting on September 15, 2006, the Board appointed Mr. Steven B. Ratoff as Chairman of the Board. Mr. Ratoff had served as an independent member of our Board since his election to the Board on January 17, 2006. In connection with Mr. Ratoff’s appointment as Chairman of the Board, the Board entered into a consulting arrangement to compensate Mr. Ratoff for his efforts in such position. Such arrangement is on a month-to-month basis. From September 15, 2006 until March 16, 2007, Mr. Ratoff was compensated at a rate of $17,500 per month and reimbursement of reasonable expenses. Effective March 16, 2007, Mr. Ratoff’s monthly rate was reduced to $10,000 and reimbursement of reasonable expenses in connection with his reduction in day-to-day time spent with NovaDel. Effective June 6, 2007, Mr. Ratoff’s monthly rate was increased to $17,500 and reimbursement of reasonable expense in connection with his increase in day-to-day time spent with NovaDel. On July 25, 2007, Mr. Ratoff was appointed as Interim President and Chief Executive Officer of the Company, concurrent with the resignation with Dr. Jan Egberts. As a result of such relationship, the Board has determined that Mr. Ratoff, who otherwise would be deemed independent, is no longer an independent member of the Board pursuant to the listing standards of AMEX. As such, Mr. Ratoff no longer serves as a member of our Audit Committee or our Compensation Committee. The Board, based on the recommendation of the Corporate Governance and Nominating Committee, affirmatively determined that all of our Directors are independent of NovaDel and management under the standards set forth in the listing standards of the AMEX, with the exception of our Chairman, Mr. Steven B. Ratoff, who is not independent because of his consulting arrangement with NovaDel and his role as Interim President and Chief Executive Officer.

NAME	AGE	POSITION WITH NOVADEL
Mark J. Baric	49	Director
Thomas E. Bonney, CPA	43	Director
William F. Hamilton, Ph.D.	69	Lead Independent Director
J. Jay Lobell	45	Director
Charles Nemeroff, M.D., Ph.D.	58	Director
Steven B. Ratoff	65	Director and Chairman of the Board, Interim
		President and Chief Executive Officer

The ages, principal occupations and directorships held, and certain other information with respect to the nominees, are shown below as of the Record Date.

Mark J. Baric, Director, 49. Mr. Baric was elected to the Board in February 2007. Since 2005, Mr. Baric has been the President and co-founder of CeNeRx BioPharma, Inc., a privately-held development company with a therapeutic focus on diseases of the central nervous system. In 2001 he co-founded and served, until 2005, as Chief Executive Officer and Chairman of 2ThumbZ Entertainment Inc., a privately-held company which develops and markets entertainment applications for users of handheld wireless devices and networks. From 1996 to 2001, Mr. Baric was Chairman and Chief Executive Officer of Virtus Entertainment Corporation, an emerging company in the fast-growing interactive entertainment industry. From 1990 to 1996, Mr. Baric held various leadership positions, including Chief Operating Officer and Chief Financial and Administrative Officer of Seer Technologies Inc. (now known as Cicero, Inc.), a provider of business integration software. Prior to 1990, Mr. Baric held various leadership positions at several firms, including CS First Boston and Coopers and Lybrand. Mr. Baric serves on the boards of CeNeRx BioPharma, Inc., 2ThumbZ Entertainment Inc. and Concert Technologies, a privately-held company focused on rich media technology and licensing. Mr. Baric received an M.B.A. from the Wharton School of the University of Pennsylvania and a B.S. from Clarion University. He is a member of our Audit Committee and a member of our Compensation Committee.

Thomas E. Bonney, CPA, Director, 43. Mr. Bonney was elected to the Board in March 2005. Since 2002, Mr. Bonney has served as Managing Director of CMF Associates, LLC, a financial and management consulting firm. Since December 2006, Mr. Bonney has been a General Partner in West Place LLC, and West Place Restaurant Group, LLC, privately-held companies that invest in and manage hotels and real estate. Since June 2005, Mr. Bonney has been a Director of Leblon Holdings LLC, a privately-held beverage supplier and from June 2005 through July 2007 was the Chief Financial Officer of Leblon Holdings, LLC. From 2001 to 2002, he was Chief Financial Officer of Akcelerant Holdings, Inc., a technology holding company. From 1995 to 2001, Mr. Bonney was President and a Director of Polaris Consulting & Information Technologies, a technology solutions provider. Mr. Bonney was at Deloitte & Touche from 1987 to 1995 in various positions including Senior Manager. Mr. Bonney received his B.S. in Accounting at the Pennsylvania State University and is a member of the Pennsylvania Institute of Certified Public Accountants. He is a member and chair of our Audit Committee and a member of our Corporate Governance and Nominating Committee.

William F. Hamilton, Ph.D., Director, 69. Dr. Hamilton was elected to the Board in March 2003. In January 2006, Dr. Hamilton was appointed Lead Independent Director. Dr. Hamilton has served on the University of Pennsylvania faculty since 1967, and is the Landau Professor of Management and Technology, and Director of the Jerome Fisher Program in Management and Technology at The Wharton School and the School of Engineering and Applied Science. He serves as a director of Neose Technologies, Inc., a publicly-traded company developing proprietary drugs. Dr. Hamilton is also a director of Yaupon Therapeutics, Inc., a privately-held specialty pharmaceutical company that develops small molecule pharmaceuticals licensed from under-served academic laboratories, Avid Radiopharmaceuticals, Inc., a privately-held clinical-stage product-focused molecular imaging company and Neuro Diagnostic Devices, a privately-held development-stage medical device company. Dr. Hamilton received his B.S. and M.S. in chemical engineering and his M.B.A. from the University of Pennsylvania, and his Ph.D. in applied economics from the London School of Economics. Dr. Hamilton is a member of our Audit Committee and a member and chair of our Corporate Governance and Nominating Committee.

J. Jay Lobell, Director, 45. Mr. Lobell was elected to the Board in December 2005. Mr. Lobell has served as Chief Executive Officer, Secretary and a member of the Board of Directors of Paramount Acquisition Corp. since October 2005. Mr. Lobell has served as President and Chief Operating Officer of Paramount BioCapital Asset Management, Inc. and Paramount Biosciences, LLC since January 2005, and is a registered representative of Paramount BioCapital, Inc. Mr. Lobell also serves as President and Secretary of Sitka Sciences, Inc. and Norton Sound Acquisition Corp. which are affiliates of Paramount BioCapital, Inc. From 1996 until January 2005, Mr. Lobell was a partner at Covington & Burling, a law firm. Mr. Lobell received his B.A. from Queens College and his J.D. from Yale Law School. Mr. Lobell is a director of Innovive Pharmaceuticals, Inc., a publicly-traded biopharmaceutical company, and Chem Rx Corporation, a publicly-traded long-term care pharmacy, as well as several private biotechnology companies. Mr. Lobell is a member and chair of our Compensation Committee.

Charles Nemeroff, M.D., Ph.D., Director, 58. Dr. Nemeroff was elected to the Board in September 2003. Dr. Nemeroff has been the Reunette W. Harris Professor and Chairman of the Department of Psychiatry and Behavioral Sciences at Emory University School of Medicine in Atlanta, Georgia, since 1991. Dr. Nemeroff serves on the Scientific Advisory Board of numerous publicly-traded pharmaceutical companies, including Astra-Zeneca Pharmaceuticals, Forest Laboratories, Janssen and Quintiles. In 2002, he was elected to the Institute of Medicine of the National Academy of Sciences. Dr. Nemeroff received his B.S. from the City College of New York, his M.S. from Northeastern University, his Ph.D. and post doctorate training from the University of North Carolina and his M.D. from the University of North Carolina. Dr. Nemeroff is chair of our Scientific Advisory Board. He is also a member of our Compensation Committee and is a member of our Corporate Governance and Nominating Committee.

Steven B. Ratoff, Chairman of the Board, Interim President and Chief Executive Officer, 65. Mr. Ratoff was elected to the Board in January 2006 and was elected Chairman of the Board on September 15, 2006. He was appointed as Interim President and Chief Executive Officer of NovaDel on July 23, 2007. Mr. Ratoff is a private investor and since December 2004 has served as a venture partner with ProQuest Investments, a health care venture capital firm. Mr. Ratoff has been a director, since May 2005, and was Chairman of the Board, from September 2005 to October 2006, of Torrey Pines Therapeutics Inc. (formerly Axonyx Inc.), a NASDAQ development stage pharmaceutical company. Mr. Ratoff served as a director of Inkine Pharmaceuticals, Inc. from February 1998 to its sale to Salix, Inc. in September 2005. He also served as a board member since March 1995 and as Chairman of the Board and Interim Chief Executive Officer of CIMA Labs, Inc. from May 2003 to its sale to Cephalon, Inc. in August 2004. Mr. Ratoff also served as a director, since 1998 and as President and Chief Executive Officer of MacroMed, Inc. from February to December, 2001. From December 1994 to February 2001, Mr. Ratoff served as Executive Vice President and Chief Financial Officer of Brown-Forman Corporation, a publicly-traded diversified manufacturer of consumer products. Mr. Ratoff received his B.S. in Business Administration from Boston University and an M.B.A. with Distinction from the University of Michigan.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR
ALL OF THE NOMINEES SET FORTH ABOVE FOR DIRECTOR

BOARD OF DIRECTORS AND COMMITTEES

Meetings and Committees of our Board

Our Board met 11 times in person or by teleconference during the year ended December 31, 2007. Each Director attended more than 75% of the total of the Board meetings and the meetings of the committees upon which he served.

Executive Sessions; Lead Independent Director

Non-employee Directors meet regularly in executive session following regularly scheduled Board meetings. Since January 2006, the Board has designated a Lead Independent Director who acts as the leader of the independent Directors and as chairperson of the executive sessions of our independent Directors. Dr. Hamilton is currently serving as our Lead Independent Director.

Attendance at Annual Meeting

Although we have no formal policy regarding Director attendance at annual meetings, we strongly encourage all Directors to attend. All of NovaDel’s then current Directors attended the Annual Meeting of Stockholders held on June 6, 2007.

Committees of the Board

Our Board has the following three committees: (1) Audit Committee; (2) Compensation Committee; and (3) Corporate Governance and Nominating Committee.

		Number of
Committee	Members	Meetings in 2007
Audit	Thomas E. Bonney, CPA Chair*	8
	Mark J. Baric
	William F. Hamilton, Ph.D.
Compensation	J. Jay Lobell, Chair	2
	Mark J. Baric
	Charles Nemeroff, M.D., Ph.D.
Corporate Governance	William F. Hamilton, Ph.D., Chair	2
and Nominating	Thomas E. Bonney, CPA
	Charles Nemeroff, M.D., Ph.D.

*Mr. Thomas E. Bonney, CPA has been determined by the Board to be an “audit committee financial expert” as defined under applicable Securities and Exchange Commission rules and “independent” as required by the listing standards of AMEX.

          Audit Committee

          Members:          Mr. Bonney (Chair), Dr. Hamilton and Mr. Baric

          Number of meetings in 2007: 8

          Functions:

          The functions of the Audit Committee are focused on the following areas:

•	selects our independent registered public accounting firm and provides oversight of the firm’s independence, qualifications and performance;
•	reviews the adequacy of our internal control and financial reporting process and the reliability of our financial statements; and
•	reviews our compliance with legal and regulatory requirements.

In the opinion of the Board, and as the term “independent” is defined in Section 121(A) of the listing standards of AMEX, Mr. Bonney, Mr. Baric and Dr. Hamilton are independent of management and free of any relationship that would interfere with the exercise of independent judgment as members of the Audit Committee. Members of the Audit Committee also all meet the independence requirements set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934. Our Board has determined that Mr. Bonney qualifies as an “audit committee financial expert” and “independent director” as those terms are defined by the regulations of the Securities and Exchange Commission and the listing standards of AMEX.

The Audit Committee meets with management periodically to consider the adequacy of our internal controls and the objectivity of our financial reporting. The Audit Committee discusses these matters with our independent registered public accounting firm and with appropriate financial personnel from NovaDel. Meetings are held with participation from the independent registered public accounting firm. The independent registered public accounting firm is given unrestricted access to the Audit Committee. The Audit Committee also recommends to our stockholders the appointment of the independent registered public accounting firm and reviews periodically their performance and independence from management. In addition, the Audit Committee reviews our financing plans and reports its recommendations to the full Board for approval and to authorize action. A copy of the Audit Committee’s written charter is available on our website at www.novadel.com. In 2007, the members of the Audit Committee were Mr. Thomas E. Bonney, CPA, Dr. William F. Hamilton and Mr. J. Jay Lobell, with Mr. Lobell stepping down and Mr. Baric joining the Audit Committee on June 6, 2007.

          Compensation Committee

          Members:          Mr. Lobell (Chair), Mr. Baric and Dr. Nemeroff

          Number of meetings in 2007: 2

          Functions:

•	reviews and approves, or recommends for approval by a majority of the independent Directors of the Board, the compensation of our Chief Executive Officer and our other named executive officers;
•	reviews and makes recommendations to the Board with respect to incentive compensation plans and equity-based plans; and
•	reviews the Compensation Discussion and Analysis (“CD&A”) for inclusion in our proxy statement.

More specifically, the Compensation Committee annually reviews and approves corporate goals and objectives relevant to the total direct compensation – that is, changes in base salary, and non-equity and equity incentive plan compensation – of the Chief Executive Officer and our other named executive officers, evaluates their performance against these goals and objectives, and, based on its evaluation, sets their total direct compensation. The details of the process and procedures involved are described in the CD&A beginning on page 32 for the named executive officers total direct compensation.

Our full Board ultimately makes the final decisions regarding the Chief Executive Officer’s and the other named executive officers’ total direct compensation.

Role of Compensation Consultants. In 2006, the Compensation Committee engaged Compensation Resources, Inc., or CRI, to advise it on relevant executive pay and related issues, as needed. CRI also served as an advisor to the Compensation Committee in 2007 on certain compensation-related matters. During 2006, CRI assisted by:

•	reviewing our competitive market data with respect to peer group chief executive officer compensation;

•	provided input on the pay recommendations for our Chief Executive Officer;
•	reviewed our competitive market data for our named executive officers and observations on program design, including pay philosophy, pay levels, and incentive pay mix;
•	reviewed information on executive compensation trends, as requested; and
•	provided competitive compensation data on non-employee Directors’ compensation program as it relates to pay levels.

In the opinion of the Board, and as the term “independent” is defined in Section 121(A) of the AMEX listing standards, Mr. Lobell, Mr. Baric and Dr. Nemeroff are independent and are “non-employee Directors” pursuant to Rule 16b-3 promulgated under the Securities Exchange Act of 1934. A copy of the Compensation Committee’s written charter is available on our website at www.novadel.com. In 2007, the members of the Compensation Committee were Mr. J. Jay Lobell, Dr. William F. Hamilton and Dr. Charles Nemeroff, with Dr. Hamilton stepping down and Mr. Baric joining the Compensation Committee on June 6, 2007.

Compensation Committee Interlocks and Insider Participation

From January 1, 2007 through June 6, 2007, the members of the Compensation Committee of the Board were Mr. J. Jay Lobell, Dr. William F. Hamilton and Dr. Charles Nemeroff. From June 6, 2007 through December 31, 2007, the members of the Compensation Committee were Mr. J. Jay Lobell, Mr. Mark J. Baric and Dr. Charles Nemeroff. None of these individuals was at any time during or at any other time an officer or employee of ours. Dr. Jan H. Egberts, our President and Chief Executive Officer through July 25, 2007, and Mr. Steven B. Ratoff, our Chairman of the Board, and our Interim President and Chief Executive Officer from July 25, 2007 through the current date, participated in discussions and decisions regarding salaries and incentive compensation for all of our named executive officers, except they were excluded from discussions regarding their own salary and incentive stock compensation.

          Corporate Governance and Nominating Committee

          Members:          Dr. Hamilton (Chair), Mr. Bonney and Dr. Nemeroff

          Number of meetings in 2007: 2

          Functions:

•	recommends to the Board the persons to be nominated for election as Directors at any meeting of stockholders;
•	develops and recommends to the Board a set of corporate governance principles applicable to NovaDel; and
•	oversees the evaluation of the Board.

In the opinion of the Board, and as the term “independent” is defined in Section 121(A) of the AMEX listing standards, Mr. Bonney, Dr. Hamilton and Dr. Nemeroff are independent.

The Corporate Governance and Nominating Committee was established on June 14, 2004 and was responsible for developing and recommending a set of corporate governance guidelines to the Board. Our Board adopted such Corporate Governance Guidelines in September 2005, which were amended in June 2006. The guidelines are available on our website at www.novadel.com. A complete description of the Corporate Governance and Nominating Committee’s responsibilities is set forth in the Corporate Governance and Nominating Committee’s written charter. A copy of the Corporate Governance and Nominating Committee’s written charter is available on our website at www.novadel.com.

Code of Ethics

Our Board adopted a Business Conduct Policy that is applicable to all of our employees, officers and Directors. The Business Conduct Policy is intended to be designed to deter wrong-doing and promote honest and ethical behavior, full, fair, timely, accurate and understandable disclosure, and compliance with applicable laws. The Business Conduct Policy satisfies the definition of “code of ethics” under the rules and regulations of the Securities and Exchange Commission and listing standards of AMEX. The Board adopted the Business Conduct Policy in 2003 and a subsequent revised Business Conduct Policy was adopted by the Board in 2004. A copy of the Business Conduct Policy can be obtained and will be provided to any person without charge upon written request to our Corporate Secretary at our executive offices, 25 Minneakoning Road, Flemington, New Jersey 08822.

The Business Conduct Policy can also be obtained on our website, www.novadel.com. We intend to disclose on our website any amendments to, or waivers from, our Business Conduct Policy that are required to be disclosed pursuant to the rules of the Securities and Exchange Commission and AMEX. Our website and the information contained therein or connected thereto are not incorporated into this Proxy Statement.

Independence of Directors

The Board annually determines the independence of each Director based on a review by the Board and our Corporate Governance and Nominating Committee. The AMEX Corporate Governance Standards require that a majority of the Board be independent and that for a Director to qualify as independent, the Board must affirmatively determine that the Director has no material relationship with NovaDel, either directly or as a partner, shareholder or officer of an organization that has a relationship with us. In determining whether a material relationship exists, the Board and our Corporate Governance and Nominating Committee broadly consider all relevant facts and circumstances brought to their attention through the processes described below.

The NovaDel Corporate Governance Guidelines, adopted by the Board in September 2005 and amended in June 2006, are available on the Corporate Governance section of our website at www.novadel.com. The listing standards of AMEX generally provide that a Director will not be considered independent if:

•

the Director is, or within the last three years, has been an employee of NovaDel, or an immediate family member of the Director is, or within the last three years has been, an executive officer of NovaDel;

•

the Director, or an immediate family member of the Director, has received more than $100,000 in any 12-month period in the last three years in direct compensation from NovaDel, other than Director fees, compensation paid to an immediate family member who is an employee (other than an executive officer) of the company, compensation received for former service as an interim executive officer (provided the interim employment did not last longer than one year) or benefits under a tax-qualified retirement plan, or non-discretionary compensation;

•

a Director who is, or has an immediate family member who is, a current partner of our independent public registered accounting firm, or was a partner or employee of our independent registered public accounting firm who worked on our audit at any time during any of the past three years;

•

the Director, or an immediate family member of the Director is, or in the last three years has been, employed as an executive officer of another company where any of NovaDel’s present executives serve on that company’s compensation committee; or

•

a Director who is, or has an immediate family member who is, a partner in, or a controlling shareholder or an executive officer of any organization to which the company made or from which the company received, payments that exceed 5% or $200,000 of the organization’s gross revenues for that year, whichever is greater, in any of the most recent three fiscal years (other than those arising solely from investments in the company’s securities or payments under non-discretionary charitable contribution matching programs).

Pursuant to the Corporate Governance Guidelines and the AMEX rules, the Board reviewed the independence of each of our Directors in March 2008, taking into account potential conflicts of interest, transactions or other relationships that would reasonably be expected to compromise any of our Directors’ independence. In performing this review, the Board, together with our Corporate Governance and Nominating Committee, reviewed the responses received from each Director to a questionnaire inquiring about, among other things, their relationships with us (and those of their immediate family members), their affiliations and other potential conflicts of interest.

As a result of this review, the Board, based on the recommendation of the Corporate Governance and Nominating Committee, affirmatively determined that all of our Directors are independent of NovaDel and management under the standards set forth in the listing standards of the AMEX, with the exception of our Chairman, Mr. Steven B. Ratoff, who is not independent because of his consulting arrangement with NovaDel and his current role as our Interim President and Chief Executive Officer.

Compensation of Directors

The general policy of the Board is that compensation for independent Directors should be a mix of cash and equity-based compensation. NovaDel does not pay employee Directors for Board service in addition to their regular employee compensation. The Compensation Committee, which consists solely of independent Directors, has the primary responsibility for reviewing and considering any revisions to Director compensation. The Board reviews the Compensation Committee’s recommendations and determines the amount of Director compensation.

Pursuant to its charter, the Compensation Committee may engage the services of outside advisers, experts, and others to assist them. During 2006, the Compensation Committee hired Compensation Resources, Inc. (“CRI”) to aid in setting Director compensation. During 2007, CRI acted as an advisor to the Compensation Committee on certain compensation-related matters. There were no changes to Director compensation in 2007.

To assist the Compensation Committee in its annual review of Director compensation in 2006, CRI provided Director compensation data compiled from the annual reports and proxy statements of companies that the Board uses as its “peer group” for determining Director compensation. The Director peer group used in the 2006 review by CRI consisted of companies within the pharmaceutical and drug delivery industry that are generally considered comparable to NovaDel. The Director peer group used in 2006 consisted of the following companies:

Director Compensation Peer Group

Advanced Life Sciences Holdings, Inc.	Generex Biotechnology Corporation
Advanced Viral Research Corp.	Idera Pharmaceuticals, Inc.
Anadys Pharmaceuticals, Inc.	Inhibitex, Inc.
Antigenics Inc.	Lev Pharmaceuticals Inc.
Avalon Pharmaceuticals, Inc.	Lipid Sciences, Inc.
Biopure Corporation	Manhattan Pharmaceuticals, Inc.
BioSante Pharmaceuticals, Inc.	Point Therapeutics, Inc.
Curis, Inc.	RegeneRx Biopharmaceuticals, Inc.
Delcath Systems, Inc.	Repros Therapeutics Inc.
Elite Pharmaceuticals, Inc.	SIGA Technologies, Inc.
EpiCept Corporation	Valentis, Inc.

The following table shows amounts earned by each Director in the fiscal year ended December 31, 2007.

					Change in
	Fees				Pension Value
	Earned			Non-Equity	and Nonqualified
	or Paid in	Stock	Option	Incentive Plan	Deferred	All Other
	Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Director	($)	($)	($)(2)	($)	Earnings	($)	($)
Mark J. Baric(1)	$31,291	—	$76,144	—	—	—	$107,435

Thomas E. Bonney,	$15,000	—	$67,335	—	—	—	$82,335
CPA

William F. Hamilton,	$17,000	—	$69,835	—	—	—	$86,835
Ph.D.

J. Jay Lobell	$39,542	—	$37,335	—	—	—	$76,877

Charles Nemeroff,	$37,500	—	$37,335	—	—	—	$74,835
M.D., Ph.D.

Steven B. Ratoff	$6,000	—	$57,335	—	—	—	$63,335(3)

(1)

Mr. Baric was elected in February 2007 and received 100,000 options. The estimated fair value of the option award on the grant date using a Black-Scholes option pricing model assumes the following: expected volatility of 64%; dividend yield of 0%; expected term until exercise of 3.5 years; and a risk-free interest rate of 4.9%. Options granted to non-employee Directors generally have the following terms: (i) exercise price equal to market price on the date of grant; (ii) vesting period of three years with one-third of the option grant vesting on each annual anniversary of the grant date; and (iii) contractual term of five years.

(2)

For all directors excluding Mr. Baric, $37,335 option award in January 2007 represents estimated fair value of the option award on the grant date using a Black-Scholes option pricing model that assumes the following: expected volatility of 63%; dividend yield of 0%; expected term until exercise of 3.5 years; and a risk-free interest rate of 4.8%. In addition, Mr. Bonney, Dr. Hamilton, and Mr. Ratoff received option awards valued at $30,000, $32,500, and $20,000, respectively, based on their election to receive their annual retainers for Board and committee memberships in the form of options, which options vested quarterly during the fiscal year ended December 31, 2007. The number of options received by such electing directors was determined using a Black-Scholes option pricing model with the following assumptions: expected volatility of 64%; dividend yield of 0%; expected term until exercise of 2.8 years; and a risk-free interest rate of 4.8%.

(3)	Does not include fees earned by Mr. Ratoff pursuant to his consulting arrangement with us.

The following table shows the options granted to each Director in the fiscal year ended December 31, 2007.

	Number of Shares
	Underlying		Exercise Price
Director	Options Granted	Grant Date	Per Share
Mark J. Baric(1)	100,000	2/1/2007	$1.54
Thomas E. Bonney, CPA	50,000	1/16/2007	$1.52
	44,467	1/16/2007	$1.52
William F. Hamilton, Ph.D.	50,000	1/16/2007	$1.52
	48,173	1/16/2007	$1.52
J. Jay Lobell	50,000	1/16/2007	$1.52
Charles Nemeroff, M.D., Ph.D.	50,000	1/16/2007	$1.52
Steven B. Ratoff	50,000	1/16/2007	$1.52
	29,645	1/16/2007	$1.52

(1)      Mr. Baric was elected in February 2007 and was granted 100,000 stock options in 2007.

The Board followed the recommendation of the Compensation Committee and determined non-employee Director compensation as follows:

Fiscal 2007 Policy -- For the period from January 1, 2007 through December 31, 2007 and from January 1, 2008 through June 30, 2008. Directors who were not employees and were independent received fees in the following amounts:

Equity Compensation -- Each new non-employee Director will, upon initially joining the Board, receive options to purchase 100,000 shares of our Common Stock pursuant to our 2006 Equity Incentive Plan, or the Plan, and thereafter, each non-employee Director will receive an annual grant of options to purchase 50,000 shares of our Common Stock upon re-election to the Board.

Cash Compensation -- Each non-employee Director will be paid an annual retainer fee of $20,000 for the period from January 1, 2007 through December 21, 2007 and an annual retainer fee of $10,000 for the period from January 1, 2008 through June 30, 2008, and $2,000 for in-person and $1,000 for telephonic meetings of the Board. On June 30, 2008, the Board of Directors retroactively approved the payment of cash compensation to each non-employee Director for the period from January 1, 2008 through June 30, 2008. The Lead Independent Director will be paid a $2,500 retainer for such role for the period from January 1, 2007 through December 31, 2007 and a $1,250 retainer for such role for the period from January 1, 2008 through June 30, 2008. In addition, each non-employee Director will receive certain additional annual retainers and meeting fees for chairing or serving as a member of the committees of the Board, with annual retainers as follows:

	January 1, 2007 -	January 1, 2008 -
	December 31, 2007	June 30, 2008
Chairman of the Audit Committee	$7,500	$3,750
Member of the Audit Committee	$2,500	$1,250

Chairman of the Compensation Committee	$5,000	$2,500
Member of the Compensation Committee	$2,500	$1,250

Chairman of the Corporate Governance and Nominating Committee	$5,000	$2,500
Member of the Corporate Governance and Nominating Committee	$2,500	$1,250

In addition, each non-employee Director will be paid $1,000 for in-person and $500 for telephonic committee meetings. The Board has agreed to permit each non-employee Director to elect to receive cash compensation in connection with their Board and committee retainers in the form of equity under the Plan. Such election will be made on an annual basis and valued at the time of grant. Equity grants will be received by such non-employee Directors when cash compensation payments are due.

In September 2006, Mr. Ratoff was elected Chairman of the Board. In connection with Mr. Ratoff’s appointment as Chairman of the Board, the Board entered into a consulting arrangement to compensate Mr. Ratoff for his efforts in such position. Such arrangement is on a month-to-month basis. From September 15, 2006 until March 16, 2007, Mr. Ratoff was compensated at a rate of $17,500 per month and reimbursement of reasonable expenses. From March 16, 2007 until June 6, 2007, his monthly rate was reduced to $10,000 and reimbursement of reasonable expenses. Effective June 6, 2007, his monthly rate was increased to $17,500. Mr. Ratoff will also receive compensation as a member of the Board. On July 25, 2007, Mr. Ratoff was appointed as Interim President and Chief Executive Officer of the Company, concurrent with the resignation with Dr. Jan Egberts.

Director Nomination Procedures

The Corporate Governance and Nominating Committee is responsible for recommending to the Board the nominees for election as Directors at any meeting of stockholders and the persons to be elected by the Board to fill any vacancies on the Board. In making such recommendations, the Committee will consider candidates proposed by stockholders. Stockholders may submit a candidate’s name and qualifications to the Board by mailing a letter to the attention of Michael E. Spicer, Chief Financial Officer and Corporate Secretary, NovaDel Pharma Inc., 25 Minneakoning Road, Flemington, New Jersey 08822. The Committee will review and evaluate information available to it regarding candidates proposed by stockholders and will apply the same criteria, and will follow substantially the same process in considering them, as it does in considering candidates identified by members of the Board or senior management. The criteria which will be applied include: (i) reputation for integrity, honesty and high ethical standards; (ii) demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to our current and long-term objectives and willingness and ability to contribute positively to our decision-making process; (iii) commitment to understanding our business and our industry; (iv) adequate time to attend and participate in meetings of the Board and its Committees; (v) ability to understand the sometimes conflicting interests of the various constituencies of NovaDel, which include stockholders, employees, customers, governmental units, creditors and the general public and to act in the interest of all stockholders; and (vi) such other attributes, including independence, that satisfy requirements imposed by the Securities and Exchange Commission and AMEX. When evaluating potential candidates, the Corporate Governance and Nominating Committee will take into consideration the qualifications set forth in the Corporate Governance Guidelines which are available on our website at www.novadel.com. The Corporate Governance and Nominating Committee will also consider whether potential Director candidates will likely satisfy the applicable independence standards for the Board, the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee.

Stockholder Communications with the Board

Stockholders may communicate their comments or concerns about any matter to the Board by mailing a letter to the attention of the Board, c/o NovaDel, attention Corporate Secretary, at our office in Flemington, New Jersey.

PROPOSAL 2

APPROVAL OF THE ISSUANCE AND SALE OF UP TO
$2.525 MILLION IN SECURED CONVERTIBLE NOTES AND WARRANTS
TO FUND AFFILIATES WITH PROQUEST INVESTMENTS

The American Stock Exchange, referred to herein as the AMEX, requires stockholder approval of the sale, issuance or potential issuance in a transaction or related transactions by a listed company of shares of common stock and shares issuable upon conversion or exercise of other securities in certain prescribed transactions under Section 713 of the AMEX Company Guide. This private placement transaction is deemed to be an at the market transaction so AMEX Section 713(a) does not apply. However, AMEX Section 713(b) requires stockholder approval for a transaction that would result in a change of control of the issuer. Under this AMEX rule, a change of control generally occurs when an investor beneficially owns 20% or more of the then presently outstanding shares of common stock on a post-transaction basis. This rule is referred to herein as the “AMEX Rule”. AMEX interprets the AMEX Rule to include issuances of common stock as dividends and issuances of common stock upon conversion or exercise of other securities issued in connection with a transaction.

In the private placement transaction described below, the number of shares of common stock issuable upon conversion of the convertible notes at the related conversion price and exercise of warrants issued, and to be issued, to ProQuest Investments II, L.P., ProQuest Investments II Advisors Fund, L.P. and ProQuest Investments III, L.P. (together, the “Investors”) will equal more than 20% of the shares of our common stock, outstanding on the Subsequent Closing date (defined below), on an as converted basis.

The Investors also have the option to request that the interest that accrues on the convertible notes be paid in common stock of the Company on the maturity date. The occurrence of the above scenarios could result in a violation of the AMEX rules. To date, we have issued convertible notes in the private placement transaction that can be converted into the aggregate of 5,000,000 shares or 8.2% of the pre-existing outstanding shares of our common stock. We believe that this issuance is in compliance with the AMEX Rule because the Investors beneficially own 19.8% of the total outstanding shares of common stock of the Company. Pursuant to the rules of the AMEX, the warrants previously issued are excluded from this threshold because they contain a provision that prevents the exercise of such warrants if such exercise would cause the holder to beneficially own more than 19.99% of the total outstanding shares of common stock of the Company (See Proposal 3). Therefore, issuing additional convertible notes and warrants may cause us to exceed the number of shares that we can issue under the AMEX Rule in the absence of stockholder approval. Accordingly, we must obtain stockholder approval in order to complete the additional financing (the “Subsequent Closing”) under this private placement. Specifically, we are requesting stockholder approval to issue all of the shares underlying the securities to be issued pursuant to the Subsequent Closing, including (i) the shares of common stock of the Company issuable upon conversion of the convertible notes, (ii) the shares of common stock of the Company issuable upon exercise of the warrants and (iii) the shares of common stock issuable upon the Investors’ request to elect to receive payment for accrued and unpaid interest on the convertible notes in shares of common stock of the Company.

The Investors will not receive a discount in connection with purchasing the securities in the Initial Closing because the conversion price for the convertible notes is fixed at a price that is greater than the market value at the time of the Initial Closing as described below. However, the conversion price for the convertible notes to be issued in the Subsequent Closing shall be equal to the lesser of (i) the market value of the Common Stock as of the date of the Subsequent Closing plus $0.075 per share and (ii) $1.05 per share. If the market value of the common stock of the Company exceeds $1.05 per share, the Investors would have the right to convert the convertible notes at a price per share that is less than the market value. Therefore, the Investors may receive a discount in connection with purchasing the securities in the Subsequent Closing. This would also affect the exercise price of the warrants because the exercise price for the warrants is equal to 125% of the conversion price for the related convertible notes.

Description of Securities

     Convertible Notes

On May 6, 2008, we entered into a binding Securities Purchase Agreement, as amended pursuant to Amendment No. 1 to the Securities Purchase Agreement, dated May 28, 2008 (together, the “Securities Purchase Agreement”), to sell, in a private placement, up to $4,000,000 of (i) secured convertible notes, referred to herein as the convertible notes, convertible into shares of our common stock and (ii) five-year warrants to purchase shares of our common stock. Pursuant to the Securities Purchase Agreement, we have issued $1,475,000 of convertible notes and accompanying warrants to the Investors on May 30, 2008 (the “Initial Closing”). The convertible notes are convertible into no more than 5,000,000 shares of the common stock underlying the convertible notes. The 5,000,000 shares were equal to 8.2% of our pre-existing outstanding common stock on the date of the Initial Closing. Inclusive of these shares, the Investors beneficially own 19.8% of the Company. We have agreed to obtain stockholder approval prior to the Subsequent Closing. As we have already issued $1,475,000 of convertible notes to date, at our option we may sell up to an additional $2,525,000 of the convertible notes and warrants to the Investor upon stockholder approval.

The convertible notes accrue interest on their outstanding principal balances at an annual rate of 10% per annum. Interest will accrue on a daily basis and is to be paid in cash or, at the option of the Investors, in common stock of the Company at maturity.

At our option, we can redeem all, or a portion, of the principal owed under the convertible notes by providing the Investors with at least 5 days’ written notice; provided that the Investors shall retain conversion rights for the convertible notes for the 5 day period after the Company has given such notice. Each prepayment shall be accompanied by the payment of accrued and unpaid interest on the amount being prepaid, through the date of the prepayment.

The Investors may elect, at their sole discretion, to cause the conversion of all principal and interest outstanding under the convertible notes held by such Investors at any time. In the Initial Closing, the conversion price per share of the Common Stock equaled $0.295 per share of Common Stock, which is equal to the market value of the Common Stock as of the initial signing date, plus $0.075 per share of Common Stock. In a Subsequent Closing, the conversion price shall equal the lesser of (i) $1.05 per share and (ii) the market value (as defined under the applicable rules of AMEX) of the Common Stock as of the date of the Subsequent Closing, plus $0.075 per share of Common Stock.

The indebtedness represented by the convertible notes is secured by all present and after-acquired assets of the Company, including its intellectual property, as evidenced by a customary agreement (“Security Agreement”) and associated filing(s), with the exception of (i) those fixed assets already secured under capital leases (approximately $529,000 in net book value of fixed assets as of March 31, 2008, on which $258,000 of capital lease obligations exist at March 31, 2008), (ii) those assets that are marked as “Assets held for sale” on the Company’s balance sheet as of December 31, 2007, which represented assets associated with the Company’s NitroMist™ product which is currently being targeted for sale, the amount for which was $492,000 as of December 31, 2007 and (iii) those assets that are marked as “Other assets” on the Company’s balance as of December 31, 2007, which represented assets held as security for the Company’s letters of credit and leased assets, the amount for which was $369,000 as of December 31, 2007. The indebtedness represented by the convertible notes and the security interest in the assets granted to the Investors pursuant to the Security Agreement shall be senior to all other Company indebtedness and related security interests, with the exception of the excluded assets.

The Company has agreed to file within 30 days of the related closing date of any of the convertible notes or the warrants, a resale registration statement covering the securities underlying the related convertible notes and warrants. The Company has agreed to use best efforts to have such registration statement declared effective within 90 days of the related closing date.

Unless converted earlier, principal and accrued interest under all of the convertible notes shall be due and payable upon the earlier to occur of (i) upon demand by the Investor any time on or after the date that is 180 days after the related closing date or (ii) any “Change of Control” (as defined below) (such earlier date to occur, the “Maturity Date”). A “Change of Control” is defined as (i) a sale, transfer or other disposition, whether by merger, consolidation or otherwise, of all or substantially all of the Company’s assets, a merger with another company or an acquisition of the Company which results in the existing stockholders of the Company owning less than fifty percent (50%) of the Company following such transaction or (ii) the approval by the Board of Directors of the Company of a plan of complete liquidation of the Company.

In each closing, the Investors have, or will have, received warrants to purchase shares equivalent in value to 60% of the face value of the amount borrowed, valuing the shares at the related conversion price. The warrants will have an exercise price equal to 125% of the related conversion price and will be exercisable six months and one day from the date of issuance until their expiration on the date that is five years from the date of issuance. In the Initial Closing, the Investors received warrants to purchase 3,000,000 shares of the Company’s common stock, which have an exercise price of $0.369 per share. The warrants issued at the Initial Closing are subject to a cap on the number of shares of common stock that can be issued upon the exercise of the warrants to a maximum of 19.99% of the Company’s outstanding common stock at the time of exercise unless the Company receives shareholder approval in accordance with AMEX rules (See Proposal 3). The number of warrants the Investors receive at the time of the Subsequent Closing shall depend on the face value of the convertible notes issued pursuant to such Subsequent Closing. At any time during the exercise period when the resale of the shares underlying the warrants by the Investors is not registered pursuant to an effective registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, the Investors may, at their option, elect to exercise the warrants, in whole or in part, on a cashless basis.

The conversion rate of each convertible note and the exercise price of the warrants are subject to adjustment for certain events, including dividends, stock splits and combinations.

Each purchaser of the convertible notes represented that such purchaser is an “accredited investor” and agreed that the securities issued in the private placement bear a restrictive legend against resale without registration under the Securities Act. The convertible notes and warrants were sold pursuant to the exemption from registration afforded by Section 4(2) of the Securities Act and Regulation D thereunder.

     Common Stock

Our authorized capital stock includes 200,000,000 shares of common stock, 60,692,260 of which were issued and outstanding as of the Record Date. The following briefly summarizes the material terms of our common stock. You should read the more detailed provisions of our certificate of incorporation and by-laws for provisions that may be important to you.

Each holder of common stock is entitled to one vote per share for the election of directors and for all other matters to be voted on by stockholders. Except as otherwise provided by law, the holders of common stock vote as one class together with holders of our preferred stock (if they have voting rights), none of which are outstanding as of the record date. Holders of common stock may not cumulate their votes in the election of directors, and are entitled to share equally in the dividends that may be declared by the board of directors, but only after payment of dividends required to be paid on outstanding shares of preferred stock. In the event of our voluntary or involuntary liquidation, dissolution or winding up, holders of our common stock share ratably in the assets remaining after payments to creditors and provision for the preference of any preferred stock. There are no preemptive or other subscription rights, conversion rights or redemption or scheduled installment payment provisions relating to shares of our common stock. All of the outstanding shares of our common stock are fully paid and nonassessable. The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company. Our common stock is listed on AMEX under the symbol “NVD.”

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•

prior to the business combination, the corporation’s board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the outstanding voting stock of the corporation at the time the transaction commenced, excluding for the purpose of determining the number of shares of voting stock outstanding owned by the corporation’s officers and directors and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to the time the business combination is approved by the corporation’s board of directors, it is authorized at an annual or special meeting of its stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of its outstanding voting stock which is not owned by the interested stockholder.

     A business combination includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An interested stockholder is a person who, together with affiliates and associates, owns (or within three years did own) 15% or more of the corporation’s voting stock.

     In accordance with Section 203 of the Delaware General Corporation Law, the Board of Directors approved the transaction with the funds affiliated with ProQuest Investments prior to the Initial Closing. Furthermore, in accordance with Section 120 of the AMEX Company Guide, the Audit Committee of the Company separately approved the transaction prior to the Initial Closing.

     The following table summarizes (1) the number of shares of common stock that will be issued and outstanding upon full conversion of the convertible notes at the conversion price and full exercise of the warrants at the exercise price, (2) the number of shares the Investor will be issued pursuant to the financing, and (3) the percentage of outstanding shares the Investor’s shares represent after all securities anticipated by the financing are issued.

Total Number of
Shares
	Total Number of	Underlying	Underlying Shares
	Shares	Warrants and	as a
	Outstanding Upon	Convertible Notes	Percentage of
	Conversion and	Issued to	Outstanding
Investor	Exercise(2)	Investor(3)	Shares(4)

Assuming conversion price of
$1.05 per share (1)
ProQuest Investments (5):	74,747,141	11,847,619	15.9%

Assuming conversion price of
$0.075 per share (1)
ProQuest Investments (5):	124,766,189	61,866,667	49.6%

(1)

The secured convertible notes and warrants to be issued to funds affiliated with ProQuest Investments will have an adjustable conversion price and exercise price based on the market value of the Company’s common stock at the time of the subsequent closing. Based on the formula for the conversion price, the convertible notes will have a maximum conversion price of $1.05 per share and a minimum conversion price of $0.075 per share. Based on the formula for the exercise price, the accompanying warrants will have an exercise price equal to 125% of the related conversion price, which will translate into a maximum exercise price of $1.313 per share and a minimum exercise price of $0.094 per share. Therefore, in order to fully understand the potential beneficial ownership of the affiliated ProQuest entities in connection with this financing, the Company has included the potential minimum and maximum issuances (dependent upon the market value of the Company’s common stock at the time of the Subsequent Closing) in the Subsequent Closing.

(2)

This amount represents the sum of (a) the number of outstanding shares of common stock as of the Record Date, (b) the total number of warrants issued prior to the financing, assuming full exercise at the related exercise price and (c) the total number of shares underlying the convertible notes and warrants issued, and to be issued, as part of the financing, assuming full conversion at the related conversion price and full exercise at the related exercise price held by the Investor, and excluding interest shares and other additional shares that may be issued pursuant to potential adjustments to the exercise and conversion prices.

(3)

This amount represents the number of shares underlying the convertible notes and warrants issued, and to be issued, in the financing, assuming full conversion at the related conversion price and full exercise at the related exercise price. This amount does not include interest shares or any shares that are issuable pursuant to potential adjustments to the conversion price and exercise price of these instruments. The convertible notes accrue interest on their outstanding principal balances at an annual rate of 10%. If we were to pay such interest in interest shares, we would issue approximately 370,238 shares if the conversion price was $1.05 per share and approximately 1,933,333 shares if the conversion price was $0.075 per share.

(4)

This represents the percentage of outstanding shares that the Investor could potentially own after all securities anticipated by the financing are issued, excluding interest shares and other additional shares that may be issued pursuant to adjustments to the exercise and conversion prices.

(5)

For the purposes of this proxy statement, the numerical information contained in this table consists of the aggregate beneficial ownership of each of ProQuest Investments II, L.P., ProQuest Investments III, L.P. and ProQuest Investments II Advisors Fund, L.P.

     The following table sets forth the beneficial ownership of the Investor prior to the financing and after the financing.

			Beneficial Ownership of		Beneficial Ownership of
	Beneficial Ownership		Investor		Investor
	of Investor Prior to		after the Subsequent Closing		after the Subsequent Closing
	the Subsequent		at the minimum Conversion		at the maximum Conversion
Investor (1)	Closing (2)		Price of $0.075 per share (3)		Price of $1.05 per share (3)
	Number	Percentage	Number	Percentage	Number	Percentage
ProQuest Investments (4):	13,474,832	19.8%	70,341,499	56.4%	20,322,451	27.2%

(1)        The secured convertible notes and warrants to be issued to funds affiliated with ProQuest Investments will have an adjustable conversion price and exercise price based on the market value of the Company’s common stock at the time of the subsequent closing. Based on the formula for the conversion price, the convertible notes will have a maximum conversion price of $1.05 per share and a minimum conversion price of $0.075 per share. Based on the formula for the exercise price, the accompanying warrants will have an exercise price equal to 125% of the related conversion price, which will translate into a maximum exercise price of $1.313 per share and a minimum exercise price of $0.094 per share. Therefore, in order to fully understand the potential beneficial ownership of the affiliated ProQuest entities in connection with this financing, the Company has included the potential minimum and maximum issuances (dependent upon the market value of the Company’s common stock at the time of the Subsequent Closing) in the Subsequent Closing.

(2)        Ownership is based upon the number of outstanding shares of common stock as of the Record Date and assuming the Initial Closing of the financing described in this Proposal 2. The beneficial ownership calculated herein does not include the warrants issued pursuant to the Initial Closing because such warrants may not be exercised if such exercise would cause the holders to beneficially own more than 19.99% of the total shares outstanding at the time of such exercise. See Proposal 3.

(3)        Ownership is based upon the sum of (a) the number of outstanding shares of common stock as of the Record Date, (b) the total number of warrants issued prior to the financing, assuming full exercise at the related exercise price and (c) the total number of shares underlying all convertible notes and warrants issued, and to be issued, in the financing, assuming full conversion at the related conversion price and full exercise at the related exercise price, and excluding interest shares and other additional shares issuable pursuant to potential adjustments to the exercise and conversion prices.

(4)        For the purposes of this proxy statement, the numerical information contained in this table consists of the aggregate beneficial ownership of each of ProQuest Investments II, L.P., ProQuest Investments III, L.P. and ProQuest Investments II Advisors Fund, L.P.

Why We Are Asking Stockholders to Approve

We have entered into this private placement transaction for working capital, research, product development, and general corporate purposes. As disclosed in our Annual Report on Form 10-K for the period ended December 31, 2007 and our Quarterly Report on Form 10-Q for the period ended March 31, 2008, we significantly reduced clinical development activities on our product candidate pipeline during the fourth quarter of 2007, as we did not believe that we had sufficient cash to sustain such activities. Despite the reduction in expenditures for clinical activities, we still required capital to sustain our existing organization until such time as clinical activities could be resumed. With the funds from the Initial Closing, we estimate that we will have sufficient cash on hand to fund operations through at least the end of the calendar year 2008, and, once the Subsequent Closing is complete, into the first quarter of 2009. However, we may determine that it is appropriate to increase development activities on our product candidate pipeline, which activities have been significantly reduced since the fourth quarter of 2007. An increase in development activities would significantly increase cash outflows, which may require additional capital in the future.

We believe that the proceeds of the financing, assuming all closings, may be used as follows:

  an estimated $2.8 million to fund research and development expenses, including, but not limited to, (i) an estimated $1.2 million for the allocable portion of labor and overhead (ii) an estimated $1.6 million expenses incurred in connection with development of ZolpiMist™ and NitroMist™, and for the advancement of certain new product opportunities;

  an estimated $1.0 million to pay general corporate and administrative costs; and

  an estimated $200,000 to obtain and maintain patents.

For the purposes of the foregoing, the proceeds description contained above does not reflect any proceeds received in connection with other strategic transactions. Therefore, actual spending may differ from these projections in response to other potential future cash inflows and the data derived from research and development needs.

Effect of this Proposal 2 on Existing Stockholders

     If stockholders approve Proposal 2, then the Company would be permitted to issue additional convertible notes and warrants to the Investors. Under the additional convertible notes, at the Investors’ option, interest may be paid in common stock of the Company at maturity. The additional convertible notes (including any interest shares) and warrants will have a conversion price and an exercise price, respectively, that is determined as of the date of related closing. In the event the Investors decide to convert theseconvertible notes, receive interest shares in lieu of cash or exercise these warrants, the issuance of common stock in connection therewith will have a significant dilutional affect of the voting interests of existing stockholders. This issuance would also have a dilutive affect on earnings per share and may adversely affect the market price of our common stock.

     The following table sets forth the dilutive effect of this transaction on the beneficial ownership of common stock outstanding held by existing stockholders (other than ProQuest Investments), referred to herein as the Existing Stockholders, after the Subsequent Closing.

			Beneficial Ownership of		Beneficial Ownership of
			Existing Stockholders		Existing Stockholders
	Beneficial Ownership of		after Subsequent Closing		after Subsequent Closing
	Existing Stockholders		assuming the minimum		assuming the maximum
	prior to Subsequent		Conversion Price of		Conversion Price of $1.05
	Closing (3)		$0.075 per share (4)		per share (4)
Existing
Stockholders (other	Number	Percentage	Number	Percentage	Number	Percentage
than ProQuest
Investments)(1)(2):	80,953,626	85.7%	80,953,626	52.8%	80,953,626	79.6%

(1)      The secured convertible notes and warrants to be issued to funds affiliated with ProQuest Investments will have an adjustable conversion price and exercise price based on the market value of the Company’s common stock at the time of the Subsequent Closing. Based on the formula for the conversion price, the convertible notes (including any interest shares) will have a maximum conversion price of $1.05 per share and a minimum conversion price of $0.075 per share. Based on the formula for the exercise price, the accompanying warrants will have an exercise price equal to 125% of the related conversion price, which will translate into a maximum exercise price of $1.313 per share and a minimum exercise price of $0.094 per share.

(2)      For purposes of clarification, the percentage represented by the Existing Stockholders excludes any current and prior ownership of ProQuest Investments, but includes all options, warrants and other convertible securities held by the Existing Stockholders exercisable within 60 days of the Record Date.

(3)      Ownership is based upon the number of outstanding shares of common stock as of the Record Date and includes all options, warrants and other convertible securities held by the Existing Stockholders exercisable within 60 days of the Record Date.

(4)      Ownership is based on the sum of (a) the number of outstanding shares of common stock as of the Record Date, (b) the total number of options, warrants and other convertible securities exercisable within 60 days of the Record Date, assuming full conversion or full exercise at the related conversion price or exercise price, and (c) the total number of shares underlying all convertible notes and warrants issued, and to be issued, in the financing, assuming full conversion at the related conversion price and full exercise at the related exercise price, and including interest shares assuming issuance at the related conversion price.

     OUR BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO APPROVE THE ISSUANCE AND SALE OF UP TO $2.525 MILLION IN SECURED CONVERTIBLE NOTES AND WARRANTS OF THE COMPANY TO FUNDS AFFILIATED WITH PROQUEST INVESTMENTS.

PROPOSAL 3

APPROVAL OF THE POTENTIAL ISSUANCE OF 3,250,000 SHARES OF OUR COMMON STOCK
RESULTING FROM: (1) THE REMOVAL OF THE CAP OF 19.99% ON THE WARRANTS ISSUED
IN THE INITIAL CLOSING; AND (2) PURSUANT TO THE INTEREST SHARES PROVISION OF
THE CONVERTIBLE NOTES ISSUED IN THE INITIAL CLOSING

     In May 2008, we entered into a private placement transaction (described in Proposal 2) pursuant to which we agreed to issue and sell up to $4,000,000 of convertible notes and warrants. Under the terms of the private placement transaction, the warrants are subject to a cap of 19.99%, which prevents the exercise of the warrants if such exercise would cause the holder to own more than 19.99% of the total outstanding shares of common stock of the Company at the time of exercise. Furthermore, the convertible notes provide that we can pay interest, at the holder’s option, in shares of our common stock, referred to herein as the interest shares provision.

     The convertible notes accrue interest on their outstanding principal balances at an annual rate of 10% per annum. Pursuant to the interest shares provision, we may, at the holder’s option, pay interest in cash or shares of common stock. If we pay interest in shares of common stock, the stock will be valued at the related conversion price.

     In order to comply with the AMEX Rule, the number of shares of our common stock that can be issued as part of the Initial Closing is restricted to 19.99% of our issued and outstanding common stock until we receive stockholder approval for larger issuances, referred to herein as the 19.99% cap. As a result, issuances of common stock pursuant to the exercise of the warrants in the Initial Closing and the interest shares provision are currently subject to the 19.99% cap.

Why We Are Asking Stockholders to Approve

     We are seeking stockholder approval so that we can proceed with the removal of the cap and permit the issuance of interest shares pursuant to the interest shares provision of the convertible notes in the Initial Closing.

     If our stockholders approve this Proposal, then the number of shares issuable pursuant to the exercise of the warrants and the interest shares provision will no longer be subject to the 19.99% cap. Accordingly, we would be permitted to issue a larger number of shares upon the conversion of the convertible notes and upon the exercise of the warrants than if the 19.99% cap remained. The issuance of a larger number of shares will be dilutive to our existing stockholders because it will reduce the existing stockholders’ equity per share as well as the percentage ownership of common stock by existing stockholders.

				Maximum
	Total			Number of
	Number	Total		Shares that
	of Shares	Number		may
	Underlying	of Shares		be Issued
	Convertible	Underlying	Estimated	Pursuant to
	Notes in the	Warrants in	Number of	the
	Initial	the Initial	Interest	Initial
Investor	Closing(1)	Closing(2)	Shares(3)	Closing(4)
ProQuest Investments II Advisor Fund L. P.	24,251	14,551	1,213	40,015
ProQuest Investments II, L.P.	1,007,365	604,419	50,368	1,662,152
ProQuest Investments III, L.P.	3,968,384	2,381,030	198,419	6,547,833
Total:	5,000,000	3,000,000	250,000	8,250,000

(1)        This represents the number of shares issuable upon conversion of the convertible notes at the conversion price of $0.295 per share. This amount does not include interest shares.

(2)        This represents the number of shares issuable upon exercise of the warrants at the exercise price of $0.369 per share.

(3)        This represents the estimated amount of interest shares that may be issued upon conversion of the convertible notes. The convertible notes accrue interest on their outstanding principal balances at an annual rate of 10%. We may, at the holder’s option, pay interest in cash or common stock at maturity. If we pay interest in common stock, the stock will be valued at the conversion price of $0.295 per share.

(4)        This represents the maximum number of shares that may be issued to the Investors.

The following table illustrates the beneficial ownership of the Investors upon full exercise of the warrants and full conversion of the interest shares in the Initial Closing:

Beneficial Ownership of Investor
	Beneficial Ownership of Investor		upon full exercise of warrants and full
	at Initial Closing (2)		conversion of interest shares (3)

Investor (1)	Number	Percentage	Number	Percentage
ProQuest Investments (4)	13,474,832	19.8%	16,724,832	23.5%

(1)      For the purposes of the foregoing table, the calculation of beneficial ownership assumes that the Subsequent Closing has not occurred.

(2)      Ownership is based upon the number of outstanding shares of common stock as of the Record Date (as defined below) and assuming the consummation of the Initial Closing described in Proposal 2. The beneficial ownership calculated herein does not include the warrants issued pursuant to the Initial Closing or the potential interest shares from the Initial Closing because such warrants may not be exercised and such interest shares may not be issued, if such exercise or issuance would cause the holders to beneficially own more than 19.99% of the total shares outstanding at the time of such exercise or issuance; however, it does include the shares of common stock underlying the convertible notes because such convertible notes may be fully converted at any time.

(3)      Ownership is based upon the sum of (a) the number of outstanding shares of common stock as of the Record Date (as defined below), (b) the total number of warrants issued prior to the financing, assuming full exercise at the related exercise price and (c) the total number of shares underlying all convertible notes and warrants issued, and to be issued, in the financing, assuming full conversion at the related conversion price and full exercise at the related exercise price, and including interest shares and other additional shares issuable pursuant to potential adjustments to the exercise and conversion prices.

(4)      For the purposes of this proxy statement, the numerical information contained in this table consists of the aggregate beneficial ownership of each of ProQuest Investments II, L.P., ProQuest Investments III, L.P. and ProQuest Investments II Advisors Fund, L.P.

Effect of this Proposal 3 on Existing Stockholders

The stockholders’ equity per share of our common stock as of March 31, 2008 and assuming the Initial Closing has occurred was approximately $2.4 million, or approximately $0.040 per share, based on 60,692,260 shares of our common stock outstanding. Stockholders’ equity per share represents the amount of our assets, less our liabilities, divided by the total number of shares of our common stock outstanding and the consummation of the Initial Closing. Dilution in stockholders’ equity per share to new investors represents the difference between the amount per share paid by the Investors and the stockholders’ equity per share of our common stock immediately afterwards. Without taking into account any other changes in stockholders’ equity per share after the Record Date and the consummation of the Initial Closing, other than the potential exercise of the warrants for 3,000,000 shares of common stock and the potential interest shares of 250,000 shares of common stock, our stockholders’ equity would have increased slightly to approximately $2.8 million, or approximately $0.043 per share, based on 65,692,260 shares of our common stock outstanding. This represents an immaterial increase in stockholders’ equity per share to existing stockholders in this offering, due to the inclusion of approximately $400,000 in stockholders’ equity related to the Initial Closing. Assuming the potential exercise of warrants for 3,000,000 shares of common stock and the potential interest shares of 250,000 shares of common stock, our stockholders’ equity would remain at approximately $2.8 million, or approximately $0.040 per share, based on 68,942,260 shares of our common stock outstanding. The following table illustrates this per share dilution:

Stockholders’ equity per share as of March 31, 2008 and assuming the Initial Closing has not occurred	$0.040
Stockholders’ equity per share as of March 31, 2008 and assuming the Initial Closing has occurred	$0.043

As adjusted stockholders’ equity per share after approval of the Interest Shares and Warrant Shares	$0.040
Dilution per share to Investors if Proposal 3 is approved.	$0.003

These calculations exclude shares of common stock issuable upon exercise of options, warrants and other rights, and the effect of shares of common stock issued, except as indicated above for ProQuest Investments, since the Record Date.

The following table sets forth the dilutive effect on the beneficial ownership of the existing stockholders (other than ProQuest Investments) upon full exercise of the warrants and full conversion of the interest shares in the Initial Closing.

Beneficial Ownership of Existing
	Beneficial Ownership of		Stockholders upon full exercise of
	Existing Stockholders at		warrants and full conversion of
	Initial Closing (3)		interest shares (4)
Existing Stockholders (other than	Number	Percentage	Number	Percentage
ProQuest Investments) (1)(2):	80,953,626	85.7%	80,953,626	82.9%

(1)      For the purposes of the foregoing table, the calculation of beneficial ownership assumes that the Subsequent Closing has not occurred.

(2)      For purposes of clarification, the percentage represented by the Existing Stockholders excludes any current and prior ownership of ProQuest Investments, but includes all options, warrants and other convertible securities held by the Existing Stockholders exercisable within 60 days of the Record Date.

(3)      Ownership is based upon the number of outstanding shares of common stock as of the Record Date and includes all options, warrants and other convertible securities held by the Existing Stockholders exercisable within 60 days of the Record Date. This calculation also assumes full conversion of the convertible notes in the Initial Closing at the related conversion price.

(4)     Ownership is based on the sum of (a) the number of outstanding shares of common stock as of the Record Date, (b) the total number of options, warrants and other convertible securities exercisable within 60 days of the Record Date, assuming full conversion or full exercise at the related conversion price or exercise price, and (c) the total number of shares underlying all convertible notes and warrants issued, and to be issued, in the financing, assuming full conversion at the related conversion price and full exercise at the related exercise price, and including interest shares assuming issuance at the related conversion price.

     OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE THE POTENTIAL ISSUANCE OF 3,250,000 SHARES OF OUR COMMON STOCK RESULTING FROM: (1) THE REMOVAL OF THE CAP OF 19.99% ON THE WARRANTS ISSUED IN THE INITIAL CLOSING; AND (2) THE INTEREST SHARES PROVISION OF THE CONVERTIBLE NOTES IN THE INITIAL CLOSING.

PROPOSAL 4

RATIFICATION OF THE SELECTION OF J.H. COHN LLP AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008

The Audit Committee, pursuant to its charter, has selected the independent registered public accounting firm of J.H. Cohn LLP for the purpose of auditing and reporting upon the financial statements of NovaDel for the fiscal year ending December 31, 2008. Neither the firm, nor any of its members has any direct or indirect financial interest in NovaDel. J.H. Cohn LLP has been employed by us to audit our financial statements since November 2003.

While the Audit Committee is responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm, the Audit Committee and our Board are requesting, as a matter of policy, that the stockholders ratify the appointment of J.H. Cohn LLP as our independent registered public accounting firm. The Audit Committee is not required to take any action as a result of the outcome of the vote on this proposal. However, if the stockholders do not ratify the selection, the Audit Committee may investigate the reasons for stockholder rejection and may consider whether to retain J.H. Cohn LLP or to appoint another independent registered public accounting firm. Furthermore, even if the appointment is ratified, the Audit Committee in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of NovaDel and our stockholders. A formal statement by representatives of J.H. Cohn LLP is not planned for the Annual Meeting. However, representatives of J.H. Cohn LLP are expected to be present at the Annual Meeting and will be available to respond to appropriate questions by stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
FOR THE RATIFICATION OF THE SELECTION OF J.H. COHN LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008

Independent Registered Public Accounting Firm’s Fee Summary

The following table sets forth fees billed to us by our independent registered public accounting firm during the year ended December 31, 2007, the five month period ended December 31, 2006, and the fiscal year ended July 31, 2006 for: (i) services rendered for the audit of our annual financial statements and the review of our quarterly financial statements; (ii) services by our independent registered public accounting firm that are reasonably related to the performance of the audit or review of our financial statements and that are not reported as Audit Fees; (iii) services rendered in connection with tax compliance, tax advice and tax planning; and (iv) all other fees for services rendered.

		J.H. Cohn LLP
	fiscal year	5 months
	ended	ended
	12/31/07	12/31/06	FY 2006

Audit Fees	$125,000	$72,000	$99,000
Audit Related Fees	$19,000	$7,000	$12,000
Tax Fees		—	$4,000
All Other Fees		—	—

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee has adopted a policy for the pre-approval of all audit and permitted non-audit services that may be performed by our independent registered public accounting firm. Under this policy, unless a type of service to be provided by our independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Audit Committee. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee periodically will revise the list of pre-approved services, based on subsequent determinations. The Audit Committee delegates pre-approval authority to its chairperson and may delegate such authority to one or more of its members, whose activities are reported to the Audit Committee at each regularly scheduled meeting.

The Audit Committee has approved for fiscal year 2008 the following services with the following fee limits:

Audit Services

Service		Range of Fees
1.	Statutory audits or financial audits for affiliates of the Company	Not to exceed $20,000
for annual financial statements and review of financial statements included in quarterly reports in Form 10-Q
2.	Services associated with SEC registration statements, periodic	Not to exceed $5,000
reports and other documents filed with the SEC or other
documents issued in connection with securities offerings (e.g.
comfort letters, consents) and assistance in responding to SEC comment letters
3.	Consultations by the Company’s management as to the	Not to exceed $10,000
accounting or disclosure treatment of transactions or events and/or other actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB, or other
regulatory or standard setting bodies (Note: Under SEC rules, some consultations may be “audit-related” services rather than
“audit” services)

Audit Related Services

Service		Range of Fees
1.	Due diligence services pertaining to potential business	Not to exceed $5,000
acquisitions/dispositions
2.	Agreed-upon or expanded audit procedures related to accounting	Not to exceed $10,000
and/or billing records required to respond or comply with
financial, accounting or regulatory reporting matters
3.	Consultations by the Company’s management as to the	Not to exceed $10,000
accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB, or other
regulatory or standard-setting bodies (Note: Under SEC rules, some consultations may be “audit” services rather than “audit-
related” services)
4.	Attest services not required by statute or regulation	Not to exceed $5,000

Tax Services

Service		Range of Fees
1.	U.S. federal, state and local tax planning and advice	Not to exceed $5,000
2.	U.S. federal, state and local tax compliance	Not to exceed $20,000
3.	International tax planning and advice	Not to exceed $5,000
4.	International tax compliance	Not to exceed $5,000

All Other Services

Service		Range of Fees
No such services are pre-approved		—

Report of the Audit Committee

The Audit Committee of the Board is currently composed of three members and acts under a written charter originally adopted in September 2003, which has been reviewed and amended on an annual basis. The current members of the Audit Committee possess the financial sophistication required by its charter and applicable rules. The Audit Committee’s written charter is available on our website at www.novadel.com.

Management is responsible for our financial statements and the overall financial reporting process, including our system of internal control and for the preparation of financial statements in accordance with accounting principles generally accepted in the United States of America. The independent registered public accounting firm audits the annual financial statements prepared by management, expresses an opinion as to whether those financial statements present fairly the financial position, results of operations and cash flows of NovaDel in conformity with accounting principles generally accepted in the United States of America and discusses with the Audit Committee any issues they believe should be raised with the Audit Committee.

The Audit Committee has reviewed and discussed with our management NovaDel’s audited financial statements for the year ended December 31, 2007. The Audit Committee also reviewed and discussed with our independent registered public accounting firm those matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Accounting Oversights Board in rule 3200T. These standards require our independent registered public accounting firm to communicate to our Audit Committee, among other things, the following:

•	umethods used to account for significant unusual transactions;
•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;
•

the process used by management in formulating particularly sensitive accounting estimates, and the basis for the independent registered public accounting firm’s conclusions regarding the reasonableness of those estimates; and

•	disagreements with management over the application of accounting principles, the basis for management’s accounting estimates, and the disclosures in the financial statements.

Our independent registered public accounting firm also provided the Audit Committee with the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Independence Standards Board Standard No. 1 requires independent registered public accounting firms annually to disclose in writing all relationships that, in the independent registered public accounting firm’s professional opinion, may reasonably be thought to bear on independence, confirm their perceived independence, and engage in a discussion of independence. In addition, the Audit Committee discussed with the independent registered public accounting firm its independence with respect to NovaDel. The Audit Committee also considered whether the independent registered public accounting firm’s provision of certain other non-audit related services to NovaDel is compatible with maintaining such independent registered public accounting firm’s independence.

Based upon the review and discussions referred to above, the Audit Committee has recommended to our Board that NovaDel’s audited financial statements referred to above be included in our Annual Report on Form 10-K for the period ended December 31, 2007.

Audit Committee
Thomas E. Bonney, CPA Chair
William F. Hamilton, Ph.D.
Mark J. Baric (appointed in June 2007, as replacement for J. Jay Lobell)

In accordance with the rules of the Securities and Exchange Commission, the information contained in the Report of the Audit Committee set forth above shall not be deemed to be “soliciting material,” or to be “filed” with the Securities and Exchange Commission or subject to the Securities and Exchange Commission’s Regulation 14A, or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

EXECUTIVE OFFICERS

The names and ages of our current named executive officers are set out below. The named executive officers are elected annually by the Board and serve at the pleasure of the Board. The Board of Directors has determined that the following individuals are our executive officers for the 2008 fiscal year: Mr. Ratoff, Dr. Bergstrom, Mr. Spicer and Dr. Zodda.

NAME	AGE	POSITION WITH NOVADEL
Steven B. Ratoff	65	Interim President, Chief Executive Officer and
		Director
David H. Bergstrom, Ph.D.	54	Senior Vice President and Chief Operating Officer
Michael E. Spicer, CPA	54	Chief Financial Officer and Corporate Secretary
Deni M. Zodda, Ph.D.	54	Senior Vice President and Chief Business Officer

Steven B. Ratoff, Chairman of the Board, Interim President and Chief Executive Officer, 65. Mr. Ratoff was elected to the Board in January 2006 and was elected Chairman of the Board on September 15, 2006. He was appointed as Interim President and Chief Executive Officer of NovaDel on July 23, 2007. Mr. Ratoff is a private investor and since December 2004 has served as a venture partner with ProQuest Investments, a health care venture capital firm. Mr. Ratoff has been a director, since May 2005, and was Chairman of the Board, from September 2005 to October 2006, of Torrey Pines Therapeutics Inc. (formerly Axonyx Inc.), a NASDAQ development stage pharmaceutical company. Mr. Ratoff served as a director of Inkine Pharmaceuticals, Inc. from February 1998 to its sale to Salix, Inc. in September 2005. He also served as a board member since March 1995 and as Chairman of the Board and Interim Chief Executive Officer of CIMA Labs, Inc. from May 2003 to its sale to Cephalon, Inc. in August 2004. Mr. Ratoff also served as a director, since 1998 and as President and Chief Executive Officer of MacroMed, Inc. from February to December, 2001. From December 1994 to February 2001, Mr. Ratoff served as Executive Vice President and Chief Financial Officer of Brown-Forman Corporation, a publicly-traded diversified manufacturer of consumer products. Mr. Ratoff received his B.S. in Business Administration from Boston University and an M.B.A. with Distinction from the University of Michigan.

David H. Bergstrom, Ph.D., Senior Vice President and Chief Operating Officer, 54. Dr. Bergstrom joined NovaDel in December 2006 as Senior Vice President and Chief Operating Officer. From 1999 to November 2006, Dr. Bergstrom served in several capacities at Cardinal Health, Inc., including Vice President, Research & Development and Senior Vice President and General Manager. From 1998 to 1999, Dr. Bergstrom was Vice President of Pharmaceutical & Chemical Development at Guilford Pharmaceuticals Inc. Dr. Bergstrom was employed by Hoechst Marion Roussel, Inc. as the Director of Pharmaceutical and Analytical Sciences from 1996 to 1998. Dr. Bergstrom served as Director of Pharmaceutical and Analytical Development for the predecessor company, Hoechst-Roussel Pharmaceuticals Inc., from 1991 to 1996, and Group Manager, Formulations, Pharmaceutical Research from 1990 to 1991. Prior thereto, Dr. Bergstrom held various positions at Ciba-Geigy Corporation. Dr. Bergstrom received his Ph.D. in Pharmaceutics at the University of Utah in 1985. In addition, he received his M.S. in Pharmaceutical Chemistry at the University of Michigan in 1982 and his B.S. degree in Pharmacy in 1978 at Ferris State University.

Michael E. Spicer, CPA, Chief Financial Officer and Corporate Secretary, 54. Mr. Spicer joined NovaDel as Chief Financial Officer in December 2004 and was named Corporate Secretary in April 2006. From December 2001 to December 2004, Mr. Spicer was Chief Financial Officer of Orchid Biosciences, Inc. (now known as Orchid Cellmark Inc.). From September 1998 to December 2001, Mr. Spicer served as Vice President, Chief Financial Officer of Lifecodes Corporation until it was acquired by Orchid. Mr. Spicer is a Certified Public Accountant and holds an undergraduate degree in Accounting from the University of Virginia and an M.B.A. from Harvard Business School.

Deni M. Zodda, Ph.D., Senior Vice President and Chief Business Officer, 54. Dr. Zodda joined NovaDel in February 2007 as Senior Vice President and Chief Business Officer. From May 2006 to February 2007, Dr. Zodda was Principal of Medignostica, LLC, a consulting firm he owns which provided business development services to various clients and was acting Chief Executive Officer of StemCapture, Inc., a privately-held stem cell research company. From 2000 to May 2006, Dr. Zodda served in varying capacities, including Senior Vice President, Business Development and Principal Financial Officer of Discovery Laboratories, Inc. From 1998 to 2000, Dr. Zodda served as Managing Director of the Life Sciences Practice at KPMG. During the course of his career, Dr. Zodda also held senior management positions in business development, marketing and commercial operations at Cephalon, Inc., Wyeth, Baxter International Inc. and SmithKline Beckman, Inc. Dr. Zodda received his M.B.A. in Marketing and Finance from the University of Santa Clara in 1986, his Ph.D. in Biology from the University of Notre Dame in 1980 and his B.S. in Biology from Villanova University in 1975.

STOCK OWNERSHIP OF DIRECTORS, MANAGEMENT
AND CERTAIN BENEFICIAL OWNERS

Stock Ownership of Certain Beneficial Owners

The following table sets forth information, as of the Record Date and assuming the Initial Closing of the financing described in Proposal 2, regarding beneficial ownership of the Common Stock to the extent known to us by each person known to be the beneficial owner of 5% or more of the Common Stock. Except as otherwise noted, each person has sole voting and investment power as to his or her shares.

	Name and Address or	Amount and Nature of	Percentage of
Title of Class	Number in Group	Beneficial Ownership	Class
Common Stock	Lindsay A. Rosenwald, M.D. (1)	9,473,924 (2)	13.9%
Common Stock	ProQuest Investments, II, L.P.(3)	13,474,832(4)	19.8%
Common Stock	Caisse de dépôt et placement du Québec(5)	5,837,931(6)	9.4%
Common Stock	William Harris Investors, Inc.(7)	3,681,277(8)	6.0%
Common Stock	Wachovia Corporation(9)	5,800,000(10)	9.6%

(1)	The address for Dr. Rosenwald is: c/o Paramount BioCapital, Inc., 787 Seventh Avenue, 48th Floor, New York, NY 10019.
(2)

Includes 2,137,660 shares of Common Stock and warrants to purchase 7,336,264 shares of Common Stock. Does not include 2,900,000 shares of Common Stock owned by the Lindsay A. Rosenwald 2000 (Delaware) Irrevocable Indenture of Trust dated May 24, 2000 which is a trust established for the benefit of Dr. Rosenwald. Dr. Rosenwald is not a trustee of this trust and disclaims beneficial ownership of such shares, except to any pecuniary interest therein. Does not include warrants which are convertible into 1,331,424 shares of Common Stock (the “Trust Shares”) and are owned by certain trusts for the benefit of Dr. Rosenwald’s children. Dr. Rosenwald is not a trustee of these trusts and disclaims beneficial ownership of the Trust Shares, except to any pecuniary interest therein.

(3)	The address for ProQuest Investments II, L.P., ProQuest Investments III, L.P. and ProQuest Investments II Advisors Fund, LP is 90 Nassau Street, 5th Floor, Princeton, NJ 08542.
(4)

Includes (i) 1,262,747 shares of Common Stock, $297,172.77 in convertible secured promissory notes convertible into 1,007,365 shares of Common Stock, and warrants to purchase 444,704 shares of Common Stock held in the name of ProQuest Investments II, L.P., (ii) 4,974,426 shares of Common Stock, $1,170,673.16 in convertible secured promissory notes convertible into 3,968,384 shares of Common Stock, and warrants to purchase 1,751,854 shares of Common Stock held in the name of ProQuest Investments III, L.P., and (iii) 30,397 shares of Common Stock, $7,154.07 in convertible secured promissory notes convertible into 24,251 shares of Common Stock, and warrants to purchase 10,704 shares of Common Stock. ProQuest Associates III LLC (“Associates III”) is the General Partner of ProQuest Investments III, L.P. ProQuest Associates II LLC (“Associates II”) is the general partner of ProQuest Investments II, L.P. and of ProQuest Investments II Advisors Fund, L.P. Jay Moorin and Alain Schreiber, Managing Members of Associates III and Associates II, have voting, dispositive and investment power with respect to the securities. Each of Mr. Moorin and Mr. Schreiber disclaim beneficial ownership of such securities except to the extent of each such person’s respective pecuniary interest in such securities.

(5)	The address for Caisse de dépôt et placement du Québec is: 1000 Place Jean-Paul-Riopelle, Montreal, Quebec, Canada H22 263.
(6)

Includes 4,413,793 shares of Common Stock and warrants to purchase 1,424,138 shares of Common Stock. Two groups of persons, collectively comprised of Normand Provost, Pierre Pharad, Diane Favreau, Pierre Fortier, Paul-Henri Couture, Michel Lefebrve, Ghislain Gautheir, Sylvain Gareau, Luc Houle, Gilles Godbout, James McMullan, Louise Lalonde, Jean-Pierre Jetté, Julie Prémont, Bruno Guilmette, Francois Maheu, Cyrille Viltecoq, Alain Tremblay, Marcel Gagnon, Pierre Piché, Eric Lachance, Mackey Tall, Stephane René, Frederick Godbout, Eric Cantin, Monique Laliberté, Dave Brochet, Eric Legault, Marc-Andre Aubé, Maxine Durivage, Francois Boundreault, Steve Lachaine, Pierre Lépine and Pierre Lambert, has voting and investment control over the shares of Common Stock and warrants held by Caisse de dépôt et placement du Québec, and each disclaim beneficial ownership of such shares, except to the extent of any pecuniary interest therein. Normand Provost, Pierre Pharad, Diane Favreau, Peirre Fortier, Paul-Henri Courture, Michel Lefebrve, Ghislain Gauthier, Sylvain Gareau, Luc Houle and Gilles Godbout make up Group A. James McMullan, Louise Lalonde, Jean-Pierre Jetté, Julie Prémont, Bruno Guilmette, Francois Maheu, Cyrille Viltecoq, Alain Tremblay, Marcel Gagnon, Pierre Piché, Eric Lachance, Mackey Tall, Stephane René, Frederick Godbout, Eric Cantin, Monique Laliberté, Dave Brochet, Eric Legault, Marc-Andre Aubé, Maxine Durivage, Francois Boundreault, Steve Lachaine, Pierre Lépine and Pierre Lambert make up Group B. Any person in Group A in conjunction with any person in Group B has voting and investment control.

(7)	The address for William Harris Investors, Inc. is: 191 North Wacker Drive, Suite 1500, Chicago, IL 60606.
(8)

Includes (i) 1,198,519 shares of Common Stock and warrants to purchase 551,724 shares of Common Stock held in the name of WHI Growth Fund Q.P., L.P., (ii) 689,655 shares of Common Stock and warrants to purchase 275,862 shares of Common Stock held in the name of WHI Select Fund, L.P., and (iii) 689,655 shares of Common Stock and warrants to purchase 275,862 shares of Common Stock held in the name of Panacea Fund LLC. William Harris Investors, Inc. is the General Partner of WHI Select Fund L.P. and WHI Growth Fund Q.P., L.P. Michael S. Resnick, an executive vice-president of William Harris Investors, Inc., and Charles Polsky, a vice-president of William Harris Investors, Inc. have voting and investment control over the shares. William Harris Investors, Inc. is the Manager of Panacea Fund, LLC. Michael S. Resnick, an executive vice-president of William Harris Investors, Inc., Charles Polsky and Fred Houbow, co-Fund Managers of Panacea Fund, LLC, have voting and investment control over the shares of Common Stock and warrants held by Panacea Fund, LLC but disclaim beneficial ownership of such shares and warrants, except to the extent of any pecuniary interest therein.

(9)	The address for Wachovia Corporation is: One Wachovia Center, Charlotte, NC 28288-0137.
(10)

As reported on Schedule 13G filed with the Securities and Exchange Commission on January 11, 2007, Wachovia Corporation has (i) sole power to vote 5,800,000 shares of Common Stock and (ii) no power to dispose or direct the disposition of 5,800,000 shares of Common Stock.

Stock Ownership of Directors and Management

The following table sets forth information, as of the Record Date, regarding beneficial ownership of the Common Stock to the extent known to us, by (i) each person who is a nominee for Director; (ii) each named executive officer in the Summary Compensation Table on page 40; and (iii) all Directors and named executive officers as a group. Except as otherwise noted, each person has sole voting and investment power as to his or her shares.

	Name and Address or	Amount and Nature of	Percentage of
Title of Class	Number in Group(1)	Beneficial Ownership(2)	Class
Common Stock	Mark J. Baric	38,333	*
Common Stock	David H. Bergstrom, Ph.D.	298,333	*
Common Stock	Thomas E. Bonney, CPA	219,767	*
Common Stock	Barry C. Cohen (3)	5,000	*
Common Stock	William F. Hamilton, Ph.D.	207,173	*
Common Stock	J. Jay Lobell	356,483(4)	*
Common Stock	Charles Nemeroff, M.D., Ph.D.	266,000	*
Common Stock	Steven B. Ratoff	411,706(5)	*
Common Stock	Michael E. Spicer, CPA	364,000	*
Common Stock	Deni M. Zodda, Ph.D.
Common Stock	All Directors and Named Executive	5,139,495	7.8%
	Officers as a group (11 persons)

* Less than 1%.

(1)	The address of all holders listed herein is c/o NovaDel Pharma Inc., 25 Minneakoning Road, Flemington, New Jersey 08822.
(2)

For each of the following persons, the numbers set forth in this column includes the number of shares of Common Stock immediately succeeding such person’s name, which such person has the right to acquire within 60 days through the exercise of stock options: Mr. Baric, 33,333; Dr. Bergstrom, 225,000; Mr. Bonney, 194,467; Mr. Cohen, 0; Dr. Hamilton, 198,173; Mr. Lobell, 83,334; Dr. Nemeroff, 251,000; Mr. Ratoff, 112,979; Mr. Spicer, 325,000; Dr. Zodda, 0; and all Directors and named executive officers as a group 4,395,986.

(3)	Mr. Cohen was terminated in March 2007.
(4)	Includes warrants to purchase 95,685 shares of Common Stock.
(5)	Includes warrants to purchase 38,727 shares of Common Stock.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis discusses the principles underlying our compensation policies and decisions and the principal elements of compensation paid to our named executive officers during the 2007 fiscal year. Our Chief Executive Officer, Chief Financial Officer and the other named executive officers included in the Summary Compensation Table on page 40 will be referred to as the “named executive officers” for purposes of this discussion.

This year’s overview of our executive compensation policy has been significantly expanded to provide a more comprehensive picture to you, the stockholder, of both the rationale behind executive compensation decisions and the manner in which those decisions are made. In developing our enhanced disclosure, the Compensation Committee of the Board, or Committee, relied upon the principles contained in the newly adopted regulations governing public company executive compensation disclosure that were recently approved by the Securities and Exchange Commission.

Compensation Objectives and Philosophy

The Committee is responsible for reviewing and approving the compensation payable to our named executive officers and other key employees. As part of such process, the Committee seeks to accomplish the following objectives with respect to our executive compensation programs:

•	motivate, recruit and retain executives capable of meeting our strategic objectives;
•	provide incentives to ensure superior executive performance and successful financial results for NovaDel; and
•	align the interests of the named executive officers with the long-term interests of our stockholders.

The Committee seeks to achieve these objectives by:

•	establishing a compensation structure that is both market competitive and internally fair;
•	linking a substantial portion of compensation to our achievement of financial objectives and the individual’s contribution to the attainment of those objectives;
•	providing upward leverage for overachievement of goals; and
•	providing long-term equity-based incentives.

In order to achieve the above goals, our total compensation package includes base salary and annual bonus, all paid in cash, as well as long-term compensation in the form of stock options and restricted stock. We believe that appropriately balancing the total compensation package is necessary in order to provide market-competitive compensation.

Setting Executive Compensation

Role of Compensation Committee and Chief Executive Officer. The Committee oversees the design, development and implementation of the compensation program for the Chief Executive Officer and the other named executive officers. The Committee evaluates the performance of the Chief Executive Officer and determines the Chief Executive Officer’s compensation in light of the goals and objectives of the compensation program. The Chief Executive Officer and the Committee together assess the performance of the other named executive officers employed by us as of December 31 and determine their compensation, based on initial recommendations from the Chief Executive Officer. Our Interim Chief Executive Officer provided the Committee with a detailed review of the performance of the other named executive officers and made recommendations to the Committee with respect to the compensation packages for those officers for the 2007 fiscal year.

Mr. Steven B. Ratoff, the Company’s Chairman of the Board, also serves as the Company’s Interim President and Chief Executive Officer. He was appointed as Interim President and Chief Executive Officer on July 25, 2007, concurrent with the resignation of Dr. Jan Egberts. Mr. Ratoff does not have an employment agreement with the Company in connection with his service as Interim President and Chief Executive Officer. In connection with Mr. Ratoff’s services as Chairman of the Board, the Board entered into a consulting arrangement to compensate Mr. Ratoff for his efforts in such position. Such arrangement is on a month-to-month basis. From September 15, 2006 until March 16, 2007, Mr. Ratoff was compensated at a rate of $17,500 per month and reimbursement of reasonable expenses. From March 16, 2007 until June 6, 2007, his monthly rate was reduced to $10,000 and reimbursement of reasonable expenses. Effective June 6, 2007, his monthly rate was increased to $17,500. During the year ended December 31, 2007, Mr. Ratoff received $206,500 in consulting fees. As Mr. Ratoff is still a non-employee, he will continue to receive his annual retainer and option awards as a member of the Board.

The other named executive officers do not play a role in their own compensation determination, other than discussing individual performance objectives and results with the Chief Executive Officer.

Role of Compensation Consultant. In 2006, the Committee utilized Compensation Resources, Inc., or CRI, a nationally recognized compensation consulting firm to provide competitive compensation data and general advice in the design of programs that affect the named executive officers compensation, including the Chief Executive Officer. Our named executive officers did not participate in the selection of the consultant. We have not used the services of any other compensation consultant in matters affecting the named executive officers or Director compensation. In the future, we, or the Committee, may engage or seek the advice of other compensation consultants. During 2006, CRI performed a market analysis of the compensation paid by comparable pharmaceutical and drug delivery companies and provided the Committee with recommended compensation ranges for each named executive officer position based on the competitive data. During 2007, CRI acted as an advisor to the Committee on certain compensation-related matters.

Competitive Position

The Committee has structured our annual and long-term incentive-based cash and non-cash executive compensation to motivate executives to achieve the business goals set by the Board and reward the executives for achieving such goals. At the end of the year, the Committee reviews the performance of each named executive officer in achieving the established objectives. These results are included with the overall performance review provided by the Chief Executive Officer, after which the Committee votes upon any recommendations for salary adjustments, stock option grants and cash incentives. The Chief Executive Officer then executes the actions recommended by the Committee with respect to such matters.

In CRI’s market analysis of compensation performed in 2006, the relevant peer group for compensation and benefit programs consists primarily of companies of comparative size, similar businesses and geographic scope. These are the firms with which NovaDel competes for talent. The comparator group was chosen to include companies with similar market capitalization, similar revenue size, and some direct competitors. The comparator group is different from the companies used in the “Performance Graph” on page 46 of our Annual Report on Form 10-K for the period ended December 31, 2007. The reason for this is that NovaDel has business competitors with whom we benchmark against for financial performance, but also have business and talent competitors against whom we benchmark for pay purposes. Additionally, the positions were compared to published survey data from nationally recognized sources to ensure the accuracy and validity of the proxy peer group. The companies from the peer analysis are listed below:

	Total Revenues Most
	Recent Fiscal Year	Current Stock Price		Total Shares
Company Name	($Millions)	($)	Market Cap (Millions)	Outstanding (Millions)
Advanced Life Sciences Holdings, Inc.	0.1	3.53	84.8	24
Advanced Viral Research Corp.	0.8	0.056	41.8	746.4
Anadys Pharmaceuticals, Inc.	4.9	3	88.5	29.5
Antigenics Inc.	0.6	1.9	74.7	39.3
Avalon Pharmaceuticals, Inc.	1.5	2.95	30.4	10.3
Biopure Corporation	2.1	0.92	38.9	42.3
BioSante Pharmaceuticals, Inc.	0.3	1.95	33.3	17.1
Curis, Inc.	6	1.56	76.6	47.1
Delcath Systems, Inc.	0.4	3.68	62.6	17
Elite Pharmaceuticals, Inc.	2.5	2.18	43.6	20
EpiCept Corporation	0.4	1.77	42.7	24.1
Generex Biotechnology Corporation	0.4	2.17	229.9	105.9
Idera Pharmaceuticals, Inc.	2.5	3.9	61.9	15.9
Inhibitex, Inc.	0.9	1.57	46.6	29.7
Lev Pharmaceuticals Inc.	0.5	0.75	77.6	103.5
Lipid Sciences, Inc.	0	1.68	46.5	27.7
Manhattan Pharmaceuticals, Inc.	1	0.67	39.7	59.3
Point Therapeutics, Inc.	0.2	1.17	46.5	39.7
RegeneRx Biopharmaceuticals, Inc.	0.6	2.3	85.9	37.3
Repros Therapeutics Inc.	0.6	8.28	75.4	9.1
SIGA Technologies, Inc.	8.5	1.97	50.2	25.5
Valentis, Inc.	0.7	0.84	11.4	8.9
MEAN			63.2

Components of Compensation

The key components of NovaDel’s executive compensation package are cash compensation (salary & annual incentives), long term incentives and company-sponsored benefit plans. These components are administered with the goal of providing total compensation that recognizes meaningful differences in individual performance, is competitive, varies the opportunity based on individual and corporate performance, and is valued by our named executive officers. We seek to achieve our compensation objectives through five key compensation elements:

•	base salary;
•	annual short-term cash incentives;
•	long-term equity incentive awards;
•	special benefits; and
•	change in control and other severance agreements.

Base Salary. In General – It is the Committee’s objective to set a competitive rate of annual base salary for each named executive officer. The Committee believes competitive base salaries are necessary to attract and retain top quality executives, since it is common practice for public companies to provide their named executive officers with a guaranteed annual component of compensation that is not subject to performance risk. The Committee works with outside consultants as necessary to establish salary ranges for the named executive officers, with minimum to maximum opportunities that cover the normal range of market variability. The actual base salary for each named executive officer is then derived from those salary ranges based on his responsibility, tenure and past performance and market comparability.

Annual base salaries for the named executive officers are reviewed and approved by the Committee in the first fiscal quarter following the end of the previous performance year. Changes in base salary are based on the scope of an individual’s current job responsibilities, individual performance in the previous performance year, target pay position relative to the peer group, and our salary budget guidelines. The Committee reviews established goals and objectives and determines an individual’s achievement of those goals and objectives and considers the recommendations provided by the Chief Executive Officer to assist it in determining appropriate salaries for the named executive officers other than the Chief Executive Officer. For any given performance year, actual salary increases may range from 0% to 10% of the salary guidelines based on individual performance. This broad range allows for meaningful differentiation on a pay for performance basis.

Changes for Fiscal Year 2008 – The Committee met in December 2007 to evaluate the performance and compensation for each named executive officer. The Committee reviewed compensation of comparable companies and recognized the need to retain current management given individual and collective performance. As a result of the Company’s cash position and requirement for additional funding, the Committee recommended to the Board that no merit increases be granted to our named executive officers for 2008.

Annual Bonuses. In General – As part of their compensation package, our named executive officers have the opportunity to earn annual bonuses. Annual bonuses are designed to reward superior executive performance while reinforcing our short-term strategic operating goals. Pursuant to the individual employment agreements, the Committee establishes each year a target award for each named executive officer based on a percentage of base salary. Annual bonus targets as a percentage of salary increase with executive rank so that for the more senior executives, a greater proportion of their total cash compensation is contingent upon annual performance.

At the beginning of the performance year, each named executive officer, in conjunction with the Chief Executive Officer, establishes annual goals and objectives. Actual bonus awards are based on an assessment against the pre-established goals for each named executive officer’s individual performance, the performance of the business function for which he is responsible, and/or our overall performance for the year. For any given performance year, proposed annual bonuses may range from 0% to 100% of target, or higher under certain circumstances, based on corporate and individual performance. Corporate and individual performance has a significant impact on the annual bonus amounts because the Committee believes it is a precise measure of how the named executive officer contributed to business results.

Fiscal 2007 Performance Measures and Payouts – In 2007, annual bonus targets ranged from 30% to 50% of base salary for the named executive officers and were payable based on the Committee’s subjective review of both the performance of NovaDel as well as individual performance. The Committee utilizes annual bonuses to compensate officers for achieving financial and operational goals and for achieving individual annual performance objectives. These objectives will vary depending on the individual executive, but will relate generally to (i) operational goals such as the development of our product candidates and the identification and advancement of additional product candidates, (ii) strategic goals such as the establishment of operating plans and budgets, review of organization and staff, and (iii) the enhancement of stockholder value.

At the end of each fiscal year, the Committee determines the level of achievement with respect to each corporate goal, and decides the overall percent of corporate goal achievement for purposes of annual bonuses. For this assessment, the Committee evaluates the status of NovaDel’s development programs and clinical progress, corporate development and regulatory compliance activities. These qualitative factors are also typically used by comparable companies to evaluate performance and involve a subjective assessment of corporate performance by the Committee. Moreover, the Committee does not base its considerations on a single performance factor, but rather considers a mix of factors and evaluates company and individual performance against that mix. The Chief Executive Officer provides written evaluations for the named executive officers, other than himself, to the Committee along with his recommendations for each individual performance factor. The Committee reviews the performance and assessment of each named executive officer and then evaluates the Chief Executive Officer and assigns a weight to each individual achievement factor. The table below details fiscal 2007 annual bonus targets and actual payouts for our previous Chief Executive Officer, our Chief Operating Officer, our Chief Business Officer, and our Chief Financial Officer.

			2007 Target		2007 Actual
		2007 Target	Bonus (%	2007 Actual	Bonus (%
Name	Title	Bonus ($)	Salary)	Bonus ($)	Salary)
Jan H. Egberts, M.D.(1)	Former President and Chief Executive	$175,000	50%	$0	0%
	Officer
David H. Bergstrom, Ph.D.	Chief Operating Officer	$100,000	33.33%	$100,000	33.33%
Deni M. Zodda	Chief Business Officer	$83,500	30%	$0	0%
Michael E. Spicer, CPA	Chief Financial Officer and Corporate	$76,900	30%	$0	0%
	Secretary
Barry C. Cohen	Former Vice President – Business &	—	—	$34,200(2)	15%
	New Product Development

(1) Dr. Egberts resigned on July 23, 2007.
(2) Mr. Cohen received a bonus payment for certain licensing agreements closed in 2006, consistent with his employment agreement. Mr. Cohen’s employment agreement was terminated on March 16, 2007.

Change for Fiscal Year 2008 – As in 2007, annual bonuses for 2008, if any, will be based on achievement of pre-established company objectives and individual goals for each named executive officer and, for each named executive officer other than the Chief Executive Officer, a subjective review of that individual’s performance. Corporate performance targets may include such measures as strategic plan metrics while individual performance targets may include operational and financial metrics, regulatory compliance metrics, and delivery of specific programs, plans, and budgetary objectives identified and documented at the beginning of each fiscal year. It is the Committee’s intention to base a greater percentage of the annual award payout on corporate as opposed to individual performance for higher level executives, with 100% of the Chief Executive Officer’s annual bonus tied to the attainment of corporate performance objectives.

For the 2008 fiscal year awards, the potential payout may range from 0 –100% of target, or higher under certain circumstances. The Committee has also retained the discretion to reduce the dollar amount of the awards otherwise payable to the named executive officers. Our objectives relating to development and clinical goals for 2008 include the following:

•	pursuit of strategic partners for the European rights to our oral spray formulation of ondansetron, and certain other product candidates;
•	pursuit of strategic partners for our zolpidem oral spray; and
•	approval of a New Drug Application, or NDA for zolpidem oral spray.

The table below shows the dollar amount of the 2007 and 2008 annual target bonus for each named executive officer, together with percentage of base salary represented by that target:

			2007 Target		2008 Target
		2007 Target	Bonus (%	2008 Target	Bonus (%
Name	Title	Bonus ($)	Salary)	Bonus ($)	Salary)
Steven B. Ratoff(1)	Interim President and Chief Executive Officer	$0	0%	$0	0%
David H. Bergstrom, Ph.D.	Senior Vice President and Chief	$100,000	33.33%	$90,000	30%
	Operating Officer
Michael E. Spicer, CPA	Chief Financial Officer and Corporate	$76,900	30%	$76,900	30%
	Secretary
Deni M. Zodda, Ph.D.	Senior Vice President and Chief	$82,500	30%	$82,500	30%
	Business Officer

(1) Mr. Ratoff entered into a consulting arrangement with the Company in 2006, and is compensated under that arrangement at a rate of $17,500 per month, plus reimbursement of reasonable expenses. Mr. Ratoff is not entitled to a bonus.

Mr. Steven B. Ratoff, the Company’s Chairman of the Board, also serves as the Company’s Interim President and Chief Executive Officer.Mr. Ratoff does not have an employment agreement with the Company in connection with his service as Interim President and Chief Executive Officer, and therefore does not receive a base salary or annual bonus. In connection with Mr. Ratoff’s services as Chairman of the Board, the Board entered into a consulting arrangement to compensate Mr. Ratoff for his efforts in such position. Such arrangement is on a month-to-month basis. From September 15, 2006 until March 16, 2007, Mr. Ratoff was compensated at a rate of $17,500 per month and reimbursement of reasonable expenses. From March 16, 2007 until June 6, 2007, his monthly rate was reduced to $10,000 and reimbursement of reasonable expenses. Effective June 6, 2007, his monthly rate was increased to $17,500. Mr. Ratoff will also receive compensation as a member of the Board. On July 25, 2007, Mr. Ratoff was appointed as Interim President and Chief Executive Officer of the Company, concurrent with the resignation with Dr. Jan Egberts.

Long-Term Incentive Equity Awards.    In General - We believe that long-term performance is achieved through an ownership culture that encourages high performance by our named executive officers through the use of stock-based awards. Our equity plans have been established to provide our employees, including our named executive officers, with incentives to help align employees’ interests with the interests of our stockholders. The Committee believes that the use of stock-based awards offers the best approach to achieving our compensation goals. We have historically elected to use stock options as the primary long-term equity incentive vehicle; however, the Committee has used restricted stock and may in the future utilize restricted stock as part of our long-term incentive program. We have expensed stock option grants under Statement of Financial Accounting Standards 123R, Share-Based Payment (SFAS 123R), since August 1, 2005. Due to the early stage of our business and our desire to preserve cash, we expect to provide a greater portion of total compensation to our named executive officers through stock options and restricted stock grants than through cash-based compensation.

Stock Options.  Our stock plans authorize us to grant options to purchase shares of Common Stock to our employees, Directors and consultants. The Committee generally oversees the administration of our stock option plans. In 2007, the Committee delegated the authority to our Chief Executive Officer to make initial option grants to certain new employees within an approved range. All new employee grants in excess of the Chief Executive Officer’s limit and any grant to a named executive officer are approved by the Committee. Stock options may be granted at the commencement of employment, annually, occasionally following a significant change in job responsibilities or to meet other objectives.

The Committee reviews and approves stock option awards to named executive officers based upon a review of competitive compensation data, its assessment of individual performance, a review of each named executive officer’s existing long-term incentives, and retention considerations. Periodic stock option grants are made at the discretion of the Committee to eligible employees and, in appropriate circumstances, the Committee considers the recommendations of members of management, such as Steven B. Ratoff, our Interim President and Chief Executive Officer.

In 2007, certain named executive officers were awarded stock options in the amounts included in the Grants of Plan-Based Awards table on page 41. Stock options granted by us have an exercise price equal to the fair market value of our Common Stock on the day of grant, typically vest annually over a three-year period or upon the achievement of certain performance-based milestones and are based upon continued employment, and generally expire ten (10) years after the date of grant. The fair value of the options granted to the named executive officers in the Summary Compensation Table on page 40, is determined in accordance with SFAS 123R. The Committee has also granted performance based options to certain of our named executive officers. Incentive stock options also include certain other terms necessary to ensure compliance with the Internal Revenue Code of 1986, as amended.

We expect to continue to use stock options as a long-term incentive vehicle because:

•

Stock options align the interests of our named executive officers with those of our stockholders, supporting a pay-for performance culture, foster employee stock ownership, and focus the management team on increasing value for our stockholders.

•	Stock options are performed based. All of the value received by the recipient of a stock option is based on the growth of the stock price.
•

Stock options help to provide a balance to the overall executive compensation program as base salary and annual bonuses focus on the short–term compensation, while the vesting of stock options increases stockholder value over the longer term.

•

The vesting period of stock options encourages executive retention and the preservation of stockholder value. In determining the number of stock options to be granted to our named executive officers, we take into account the individual’s position, scope of responsibility, ability to affect profits and stockholder value and the individual’s historic and recent performance and the value of stock options in relation to other elements of the individual named executive officer’s total compensation.

Restricted Stock. Our 2006 Equity Incentive Plan authorizes us to grant restricted stock. As of December 31, 2007, we had granted 100,000 shares of restricted stock to one named executive officer at a fair market value of $1.71 per share. In addition, on February 6, 2008, we granted 1.1 million shares of restricted stock to our Interim President and Chief Executive Officer, our three executive officers, and other non-executive employees of the Company. In order to implement our long-term incentive goals, we anticipate that we may grant additional shares of restricted stock in the future.

Executive Benefits and Perquisites

Our named executive officers, who are parties to employment agreements, will continue to be parties to such employment agreements in their current form until the expiration of the employment agreement or until such time as the Committee determines in its discretion that revisions to such employment agreements are advisable. In addition, consistent with our compensation philosophy, we intend to continue to maintain our current benefits for our named executive officers, including medical, dental and life insurance and the ability to contribute and receive a company match to a 401(k) plan; however, the Committee in its discretion may revise, amend or add to the officer’s executive benefits if it deems it advisable. We believe these benefits are currently comparable to benefit levels for comparable companies. We have no current plans to change either the employment agreements (except as required by law or as required to clarify the benefits to which our named executive officers are entitled as set forth herein) or level of benefits.

Severance and Change in Control Arrangements

The specific terms of our severance and change in control arrangements are discussed in detail below under the headings Potential Payments Upon Termination or Change in Control on page 44 and Employment Agreements beginning on page 45. As a general matter, however, we believe that reasonable severance and change in control protection for our named executive officers is necessary in order for us to recruit and retain qualified executives.

Equity Grant Policy

All grants to our named executive officers are at the discretion of the Board, following review and input by the Committee.

IRC Section 162(m) compliance

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to our named executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. In general, our compensation program is designed to reward executives for the achievement of our performance objectives. The stock plan is designed in a manner intended to comply with the performance-based exception to Section 162(m). Nevertheless, compensation attributable to awards granted under the plans may not be treated as qualified performance-based compensation under Section 162(m). In addition, the Committee considers it important to retain flexibility to design compensation programs that are in the best interests of NovaDel and its stockholders and, to this end, the Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limitations under Section 162(m) when the Committee believes that compensation is appropriate and in the best interests of NovaDel and our stockholders, after taking into consideration changing business conditions and performance of our employees.

Compensation Committee Report

The Compensation Committee evaluates and establishes compensation for the named executive officers, NovaDel’s stock plans, and other management incentive, benefit and perquisite programs. Management has the primary responsibility for our financial statements, including the disclosure of executive compensation. With this in mind, the Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis section beginning on page 32 of this Proxy Statement. The Compensation Committee is satisfied that the Compensation Discussion and Analysis fairly and completely represents the philosophy, intent, and actions of the Compensation Committee with regard to executive compensation. The Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the Securities and Exchange Commission.

J. Jay Lobell, Chair
Mark J. Baric
Charles Nemeroff, M.D., Ph.D.

Summary Compensation Table

The following table sets forth a summary for the fiscal year ended December 31, 2007 of the cash and non-cash compensation awarded, paid or accrued by us to our Chief Executive Officer, our Chief Financial Officer and our three most highly compensated officers other than the Chief Executive Officer and Chief Financial Officer who served in such capacities in 2007 (collectively, the “named executive officers”).

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
				Stock		Incentive Plan	Compensation	All Other
Name and Principal		Salary	Bonus	Awards	Option	Compensation	Earnings	Compensation	Total
Position	Year	($)	($)(1)	($)	Awards ($)	($)	($)	($)(14)	($)
Steven B. Ratoff	2007	206,500(2)	—	—	57,335(3)	—	—	6,000(3)	269,835
Interim President and
Chief Executive Officer	2006	61,000(2)	—	—	71,000(3)	—	—	29,449(3)	161,449
Jan H. Egberts, MD	2007	355,000(4)	—	—	1,422,913(5)	—	—	41,013	1,818,926
Former President and
Chief Executive Officer	2006	350,000	116,667	—	—	—	—	30,245	496,912
David H. Bergstrom,	2007	300,000	100,000	—	—	—	—	19,799	419,799
Ph.D.
Senior Vice President	2006	23,076	—	171,000(6)	563,000(7)	—	—	—	757,076
and Chief Operating
Officer
Michael E. Spicer, CPA	2007	255,731	—	—	256,124(8)	—	—	62,443	574,298
Chief Financial Officer
and Corporate Secretary	2006	244,000	73,200	—	491,000(9)	—	—	52,545	860,745
Deni M. Zodda, Ph.D	2007	236,692	—	—	364,576(10)	—	—	25,541	622,809
Chief Business Officer
	2006	—	—	—		—	—	—	—
Barry C. Cohen(11)	2007	148,204	—	—	8,100(13)	—	—	35,035	191,339
Former Vice President-
Business & New Product	2006	228,000	34,200(12)	—	—	—	—	44,155	306,355
Development

(1)	Bonuses for Dr. Egberts, Mr. Spicer, and Mr. Cohen were earned in fiscal year 2006 and paid in 2007. Dr. Bergstrom’s bonus was earned in fiscal year 2007 and paid in January 2008.
(2)	Amount represents fees paid to Mr. Ratoff as part of his consulting agreement with NovaDel.
(3)	Amount represents Board fees paid to Mr. Ratoff during 2007 and 2006, as previously discussed under director compensation.
(4)

Amount includes $215,385 base salary paid through July 25, 2007, and consulting fees of $139,615 paid to Dr. Egberts from July 25, 2008 through December 31, 2007. Dr. Egberts resigned from the Company on July 25, 2007.

(5)

The grant date fair value, as determined by us for financial reporting purposes in accordance with Statement of Financial Accounting Standards No. 123R (“FAS 123R”), of the stock option awards was $1.14 per share for Dr. Egberts. The actual amount ultimately realized by Dr. Egberts from the equity award will likely vary based on a number of factors, including, but not limited to, NovaDel’s actual performance, stock price fluctuations, differences from the valuation assumptions used and the timing of exercise or applicable vesting. Dr. Egberts resigned from the Company on July 25, 2007.

(6)

The grant date fair value, as determined by us for financial reporting purposes in accordance with Statement of Financial Accounting Standards No. 123R (“FAS 123R”), of the restricted stock award was $1.71 per share for Dr. Bergstrom.

(7)

The grant date fair value, as determined by us for financial reporting purposes in accordance with Statement of Financial Accounting Standards No. 123R (“FAS 123R”), of the stock option awards was $0.63 per share for Dr. Bergstrom. The actual amount ultimately realized by Dr. Bergstrom from the equity award will likely vary based on a number of factors, including, but not limited to, NovaDel’s actual performance, stock price fluctuations, differences from the valuation assumptions used and the timing of exercise or applicable vesting.

(8)

The grant date fair value, as determined by us for financial reporting purposes in accordance with FAS 123R, of the stock option awards was $1.14 per share for Mr. Spicer. The actual amount ultimately realized by Mr. Spicer from the equity award will likely vary based on a number of factors, including, but not limited to, NovaDel’s actual performance, stock price fluctuations, differences from the valuation assumptions used and the timing of exercise or applicable vesting.

(9)

The grant date fair value, as determined by us for financial reporting purposes in accordance with FAS 123R, of the stock option awards was $1.09 per share for Mr. Spicer. The actual amount ultimately realized by Mr. Spicer from the equity award will likely vary based on a number of factors, including, but not limited to, NovaDel’s actual performance, stock price fluctuations, differences from the valuation assumptions used and the timing of exercise or applicable vesting.

(10)

The grant date fair value, as determined by us for financial reporting purposes in accordance with FAS 123R, of the stock option awards was $0.55 per share for Dr. Zodda. The actual amount ultimately realized by Dr. Zodda from the equity award will likely vary based on a number of factors, including, but not limited to, NovaDel’s actual performance, stock price fluctuations, differences from the valuation assumptions used and the timing of exercise or applicable vesting.

(11)	Mr. Cohen ceased to be Vice President-Business & New Product Development on January 4, 2007.
(12)	Amount represents bonus payable to Mr. Cohen for certain license agreements closed in 2006, as per his employment agreement. Mr. Cohen’s employment agreement was terminated in March 2007.
(13)

The amount shown represents an option award to which Mr. Cohen was entitled pursuant to his Employment Agreement and which was granted in March 2007. The grant date fair value, as determined by us for financial reporting purposes in accordance with FAS 123R, of the stock option awards was $0.81 per share for Mr. Cohen. The actual amount ultimately realized by Mr. Cohen from the equity award will likely vary based on a number of factors, including, but not limited to, NovaDel’s actual performance, stock price fluctuations, differences from the valuation assumptions used and the timing of exercise or applicable vesting.

(14)	See All Other Compensation – 2007 chart below for amounts.

All Other Compensation — 2007

		Health Care		Severance	Vacation	Auto
	401(K)	Coverage	Relocation	Payment	Payout	Allowance	Total
Name	($)	($)	($)	($)	($)	($)	($)
Jan H. Egberts, M.D.	8,615	32,398	—	—	—	—	41,013
Steven B. Ratoff	—	—	—	—	—	—	—
David H. Bergstrom, Ph.D.	6,500	13,299	—	—	—	—	19,799
Michael E. Spicer, CPA	10,192	24,195	28,056	—	—	—	62,443
Deni M. Zodda, Ph.D.	9,154	16,387					25,541
Barry C. Cohen	5,262	10,235	—	—	17,538	2,000	35,035

Grants Of Plan-Based Awards

The following table sets forth information with respect to the named executive officers concerning grants of options during the fiscal year ended December 31, 2007.

Name	Grant	Estimated Future Payouts			Estimated Future Payouts			All Other	All Other	Exercise or	Grant Date
	Date	Under Non-Equity			Under Equity Incentive			Stock	Option	Base Price of	Fair Value
		Incentive Plan Awards			Plan Awards			Awards:	Awards:	Option	of Stock and
								Number of	Number of	Awards ($/Sh)	Option
		Thresh-	Target	Maxi	Thresh-	Target	Maxi-	Shares of	Securities		Awards
		old	($)	mum	old	(#)	mum	Stock or	Underlying		($)
		($)		($)	(#)		(#)	Units	Options
								(#)	(#)

Jan H.	1/26/07	—	—	—	—	—	—	—	1,250,000(1)	$1.81	1,422,913
Egberts,
M.D.
Steven B.	1/16/07	—	—	—	—	—	—	—	50,000(2)	$1.52	$37,335
Ratoff	1/16/07								29,645(3)	$1.52	$20,000
David H.	—	—	—	—	—	—	—	—	—	—	—
Bergstrom,
Ph.D.
Michael E.	1/26/07	—	—	—	—	—	—	—	225,000(4)	$1.81	256,124
Spicer, CPA
Deni M.	2/22/07	—	—	—	—	—	—	—	667,000(5)	$1.47	364,576
Zodda,
Ph.D.
Barry C.	3/1/07	—	—	—	—	—	—	—	10,000(6)	$1.40	8,100
Cohen

(1)

Amounts in this column represent stock options granted pursuant to our 2006 Equity Incentive Plan to the named executive officer during 2006. Dr. Egberts received a stock option grant on January 26, 2007 with a grant date fair value, as determined in accordance with FAS 123R, of $1.14 per share. Dr. Egberts was granted 55,248 incentive stock options which vest as follows: 18,416 of the options vest on January 26, 2008; 18,416 of the options vest on January 26, 2009; and 18,416 of the options vest on January 26, 2010 and was granted 1,194,752 non-qualified stock options which vest as follows: 398,251 of the options vest on January 26, 2008; 398,251 of the options vest on January 26, 2009; and 398,250 of the options vest on January 26, 2010. In connection with the Separation, Consulting and General Release Agreement (the “Agreement”) entered into on September 13, 2007, all of these options became fully vested, and are exercisable until the conclusion of the Agreement on July 25, 2008.

(2)

Mr. Ratoff received an option grant on January 16, 2007 with a grant date fair value, as determined in accordance with FAS123R, of $0.75 per share. Mr. Ratoff’s options vest as follows: 16,666 of the options vest on January 16, 2008; 16,667 of the options vest on January 16, 2009; and 16,667 of the options vest on January 16, 2010.

(3)

Mr. Ratoff received an option grant on January 16, 2007 with a grant date fair value, as determined in accordance with FAS123R, of $0.67 per share, which option grant was elected by Mr. Ratoff in lieu of receiving his $20,000 annual retainer for Board membership. Mr. Ratoff’s options vested quarterly during 2007, and became fully vested on January 16, 2008.

(4)

Mr. Spicer received a stock option grant on January 26, 2007 with a grant date fair value, as determined in accordance with FAS 123R, of $1.14 per share. Mr. Spicer was granted 60,606 incentive stock options which vest as follows: 20,202 of the options vest on January 26, 2008; 20,202 of the options vest on January 26, 2009; and 20,202 of the options vest on January 26, 2010 and was granted 169,752 non-qualified stock options which vest as follows: 56,584 of the options vest on January 26, 2007; 56,584 of the options vest on January 26, 2008; and 56,584 of the options vest on January 26, 2009.

(5)

Dr. Zodda joined the Company on February 22, 2007, and received incentive stock options to purchase 68,027 shares of common stock of the Company and non-qualified stock options to purchase 598,973 shares of common stock of the Company on that date with a grant date fair value, as determined in accordance with FAS123R, of $0.55 per share. Dr. Zodda’s options are performance based, and vest upon achievement of performance milestones; so that 22,676 incentive stock options and 200,324 non-qualified stock options will vest on the signing of a Board approved third party agreement for U.S. or worldwide rights of sumatriptan; 22,676 incentive stock options and 199,324 non-qualified stock options will vest on the signing of a Board approved third party agreement for U.S. or worldwide rights of zolpidem; and 22,675 incentive stock options and 199,325 non- qualified stock options will vest upon approval by the Board of any third party agreement whereby the Company obtains the right to develop a product incorporating an active pharmaceutical ingredient that is the subject of a then valid U.S. Patent (or in-process U.S. Patent Application) and already approved for sale by the U.S. Food and Drug Administration with sales in the U.S. of at least $100 million. Such options will expire on February 21, 2017.

(6)

Mr. Cohen received a stock option grant on March 1, 2007 with a grant date fair value as determined in accordance with FAS 123R of $0.81 per share. Such options vested immediately, and had an expiration date of June 17. 2007, and have lapsed.

Outstanding Equity Awards at Fiscal Year-End

The following table provides a summary of equity awards outstanding at December 31, 2007 for each of our named executive officers.

	Option Awards					Stock Awards
								Equity	Equity
			Equity					Incentive Plan	Incentive Plan
			Incentive Plan					Awards:	Awards:
			Awards:					Number of	Market or
	Number of	Number of	Number of					Unearned	Payout Value of
	Securities	Securities	Securities			Number of	Market Value	Shares, Units	Unearned
	Underlying	Underlying	Underlying			Shares or	of Shares or	or Other	Shares, Units or
	Unexercised	Unexercised	Unexercised	Option	Option	Units of Stock	Units of Stock	Rights That	Other Rights
	Options (#)	Options (#)	Unearned	Exercise	Expiration	That Have Not	That Have Not	Have Not	That Have Not
Name	Exercisable	Unexercisable	Options (#)	Price ($)	Date	Vested (#)	Vested ($)	Vested (#)	Vested ($)
Jan H.	1,622,700(1)	—	—	$1.70	7/25/2008	—	—	—	—
Egberts,	55,248(1)	—	—	$1.81	7/25/2008
M.D.	1,194,752(1)	—	—	$1.81	7/25/2008
Steven B.	33,333(2)	66,667	—	$1.36	1/16/2011	—	—	—	—
Ratoff	29,945(3)	—		$1.52	1/15/2012
	—(2)	50,000		$1.52	1/15/2012
David H.	14,620(4)	43,859	—	$1.71	12/3/2016	66,667(8)	$16,000	—	—
Bergstrom,	210,380(4)	631,141		$1.71	12/3/2016
Ph.D.
Deni M.	—	68,027(5)	—	$1.47	2/21/2017	—	—	—	—
Zodda, Ph.D.	—	598,973(5)	—	$1.47	2/21/2017
Michael E.	100,000(3)	—	—	$1.57	12/19/2014	—	—	—	—
Spicer, CPA	20,202(6)	40,404		$1.65	4/18/2016
	129,798(6)	259,596		$1.65	4/18/2016
	—(2)	55,248		$1.81	1/25/2017
	—(2)	169,752		$1.81	1/25/2017
Barry C.	—	75,000(7)	—	$2.04	6/17/2007	—	—	—	—
Cohen	—	75,000(7)		$1.65	6/17/2007
	—	50,000(7)		$1.47	6/17/2007
	—	10,000(7)		$1.40	6/17/2007

(1)

Dr. Egbert’s options became fully vested in connection with the Separation, Consulting and General Release Agreement (the “Agreement”) entered into on September 13, 2007, and are exercisable until the termination of the Agreement on July 25, 2008.

(2)	The options vest in one-third installments per year in years 1, 2 and 3. An additional 1/3 of these options vested in January 2008.
(3)	These options are fully vested.
(4)

Dr. Bergstrom’s options are performance based and vest 12.5% upon acceptance by the Food & Drug Administration (FDA) of our New Drug Application (NDA) submission for our product candidate zolpidem; 12.5% upon FDA acceptance of a NDA submission for our product candidate sumatriptan; 12.5% upon Board approval and successful implementation of portfolio plan for next generation compounds; 12.5% upon Chief Executive Officer approval and successful implementation of organization plan to address issues in analytical, clinical and regulatory; 15% upon completion of a Board approved licensing deal for our product candidate zolpidem; 15% upon completion of a Board approved licensing deal for our product candidate sumatriptan; and 20% at Board discretion upon completion of approved licensing deal for our product candidates zolpidem or sumatriptan.

(5)

Dr. Zodda’s options are performance based and vest upon achievement of performance milestones; so that 22,676 incentive stock options and 200,324 non-qualified stock options will vest on the signing of a Board approved third party agreement for U.S. or worldwide rights of sumatriptan; 22,676 incentive stock options and 199,324 non-qualified stock options will vest on the signing of a Board approved third party agreement for U.S. or worldwide rights of zolpidem; and 22,675 incentive stock options and 199,325 non-qualified stock options will vest upon approval by the Board of any third party agreement whereby the Company obtains the right to develop a product incorporating an active pharmaceutical ingredient that is the subject of a then valid U.S. Patent (or in-process U.S. Patent Application) and already approved for sale by the U.S. Food and Drug Administration with sales in the U.S. of at least $100 million. Such options will expire on February 21, 2017.

(6)	An additional 1/3 of these options vested on April 19, 2008.
(7)	Mr. Cohen’s options lapsed in June 2007.
(8)	The restricted stock vests in one-third installments in years 1, 2 and 3.

Option Exercises and Stock Vested During 2007

There were no options or other derivative securities exercised in 2007 by our named executive officers. In addition, there were no shares acquired by our named executive officers upon the vesting of restricted stock.

Potential Payments Upon Termination or Change in Control

The following table shows the potential payments upon death or disability, termination, resignation or a change of control of NovaDel for each of the named executive officers. For purposes of disclosure, the table assumes that the death or disability, termination, resignation or a change of control occurred as of December 31, 2007.

	Executive Benefits				Termination Without	Termination in
	and Payments Upon	Death or	Termination		Cause Or For Good	Connection With
Name	Termination	Disability($)	for Cause($)	Resignation($)	Reason($)	Change in Control($)

Steven B. Ratoff(1)

Jan H. Egberts,	Base Salary	—	n/a	n/a	n/a	—
M.D.	Bonus	—	n/a	n/a	n/a	—
	Consulting Fees	223,385	n/a	n/a	n/a	223,385
	Stock	—	n/a	n/a	n/a	—
	Options/Restricted
	Stock Accelerated(3)
	Health Care	7,734	n/a	n/a	n/a	7,734
	Continuation (8)
	Accrued Vacation	—	n/a	n/a	n/a	—
	Pay
	Life Insurance	—	n/a	n/a	n/a	—
	Benefits(4)
TOTAL ($)		231,119	n/a	n/a	n/a	231,119

David H.	Base Salary	72,000	—	—	300,000	300,000
Bergstrom, Ph.D.	Bonus(2)	90,000	—	—	90,000	90,000
	Stock	16,000	—	—	—	16,000
	Options/Restricted
	Stock Accelerated(3)
	Health Care	1,200	—	—	1,200	1,200
	Continuation
	Accrued Vacation	28,846	28,846	28,846	28,846	28,846
	Pay
	Life Insurance	100,000	—	—	—	—
	Benefits(4)
TOTAL ($)		308,046	28,846	28,846	420,046	436,046

Michael E. Spicer,	Base Salary	72,000	—	—	256,200	256,200
CPA	Bonus(2)	76,900	—	—	76,900	76,900
	Stock	—	—	—	—	—
	Options/Restricted
	Stock Accelerated(3)
	Health Care	25,200	—	—	25,200	25,200
	Continuation
	Accrued Vacation	19,708	19,708	19,708	19,708	19,708
	Pay
	Life Insurance	100,000	—	—	—	—
	Benefits(4)
TOTAL ($)		293,808	19,708	19,708	378,008	378,008

Deni M. Zodda,	Base Salary	72,000	—	—	275,000	275,000
Ph.D.(5)	Bonus(2)	82,500	—	—	82,500	82,500
	Stock	— (6)	—	—	— (6)	— (6)
	Options/Restricted
	Stock Accelerated(3)
	Health Care	22,800	—	—	22,800	22,800
	Continuation
	Accrued Vacation	21,154	21,154	21,154	21,154	21,154
	Pay
	Life Insurance	100,000	—	—	—	—
	Benefits(4)
TOTAL ($)		298,454	21,154	21,154	401,454	401,454

	Executive Benefits				Termination Without	Termination in
	and Payments Upon	Death or	Termination		Cause Or For Good	Connection With
Name	Termination	Disability($)	for Cause($)	Resignation($)	Reason($)	Change in Control($)

Barry C. Cohen(7)	Base Salary	—	—	—	—	—
	Bonus	—	—	—	—	—
	Stock	—	—	—	—	—
Options/Restricted
Stock Accelerated(3)
	Health Care	—	—	—	—	—
Continuation
	Accrued Vacation	—	—	—	—	—
Pay
	Life Insurance	—	—	—	—	—
Benefits
TOTAL ($)		—	—	—	—	—

(1)	Mr. Ratoff was appointed as the Interim President and Chief Executive Officer of the Company on July 25, 2007, but has no employment agreement.

(2)	Assumes the named executive officer has earned 100% of the potential bonus payable per the individual employment agreement.

(3)	Represents the intrinsic value of the options or restricted stock as of December 31, 2007 (the difference between the market value of $0.24 as of December 31, 2007 and the exercise price).

(4)	Pursuant to our current benefit plans, each named executive officer would receive a $50,000 death benefit plus an additional $50,000 for an accidental death or a maximum benefit of $100,000.

(5)	Dr. Zodda joined us as Senior Vice President and Chief Business Officer on February 22, 2007.

(6)

As part of Dr. Zodda’s employment agreement entered into in February 2007, he received 667,000 performance based stock options, with an exercise price of $1.47. Such options vest when certain milestones are reached.

(7)	Mr. Cohen ceased to be Vice President-Business & New Product Development on January 4, 2007.

(8)	Pursuant to Dr. Egberts’ Separation, Consulting, and General Release Agreement, Dr. Egberts is entitled to reimbursement for health coverage through the end of the Agreement on July 25, 2008.

Employment Agreements

From 2004 through 2007, we entered into agreements with Dr. Egberts, Dr. Bergstrom, Mr. Spicer and Dr. Zodda. In exchange for the benefits offered under the agreements, these executives have agreed not to engage in competitive activities or to interfere with our business relations for a specified period of time following the termination of their employment. The individual agreements of the named executive officers are summarized below.

Jan H. Egberts, M.D. On July 23, 2007, the Board of Directors of NovaDel accepted the resignation of Dr. Egberts from his officer and director positions with the Company effective July 25, 2007. Dr. Egberts had served as the Company’s President and Chief Executive Officer since December 23, 2005 and as a Director since January 2006. There was no disagreement between Dr. Egberts and the Company on any matter relating to the Company’s operations, policies or practices. On September 13, 2007, in connection with his resignation, Dr. Egberts and NovaDel entered into a Separation, Consulting and General Release Agreement (the “Agreement”). Under the terms of the Agreement, Dr. Egberts will provide us with certain consulting services, not to exceed forty (40) hours in any calendar month, for a period of twelve (12) months, beginning on the date of execution of the Agreement and ending July 25, 2008. Dr. Egberts shall receive fees for such services at a rate of $363,000 per annum, payable in equal bi-weekly installments during the term of the Agreement. In addition, options previously granted to Dr. Egberts which were outstanding as of July 25, 2007 but not otherwise vested and exercisable, immediately vested and became exercisable under the Agreement and shall remain outstanding until the expiration of the Term. The Agreement contains customary provisions concerning confidentiality and non-competition.

David H. Bergstrom, Ph.D. Dr. Bergstrom’s agreement expires on December 4, 2009. His agreement currently provides for:

•	annual base salary of $300,000, subject to periodic and customary review for increase by the Board or Compensation Committee;
•	an annual bonus of $100,000 for the period commencing on January 1, 2007 and ending on December 31, 2007 and thereafter eligible to receive an annual bonus equal to 30% of base salary; and
•	options to purchase 900,000 shares of Common Stock and 100,000 shares of restricted stock pursuant to our 2006 Equity Incentive Plan.

If Dr. Bergstrom’s employment is terminated as a result of his death or disability, we shall (i) pay to Dr. Bergstrom or to Dr. Bergstrom’s estate, as applicable, (x) his base salary and any accrued and unpaid bonus and expense reimbursement amounts through the date of his death or disability and (y) the pro rata portion of the guaranteed bonus and stock options earned by Dr. Bergstrom during the year of his death or disability (which, for this purpose, shall be prorated in accordance with the number of full months in such year during which Dr. Bergstrom was employed hereunder), and (ii) for the longer of twelve (12) months following his death or disability or the balance of the agreement (as if such termination had not occurred) provide continuation coverage to the members of Dr. Bergstrom’s family and, in the case of termination for disability, Dr. Bergstrom under all major medical and other health, accident, life or other disability plans and programs in which such family members and, in the case of termination for disability, Dr. Bergstrom participated immediately prior to his death or disability. All stock options that are scheduled to vest by the end of the calendar year in which such termination occurs shall be accelerated and deemed to have vested as of the termination date. All stock options that have not vested (or been deemed pursuant to the immediately preceding sentence to have vested) as of the date of termination shall be deemed to have expired as of such date. Any stock options that have vested as of the date of Dr. Bergstrom’s death (including the options described in the immediately preceding sentence) shall remain exercisable for a period of one hundred and eighty (180) days after the date of his death; in the event of a disability, any unexercised option may be exercised in whole or in part, within the first ninety (90) days after such termination of employment or service. If Dr. Bergstrom’s employment is terminated by us for “Cause” or by Dr. Bergstrom other than for “Good Reason,” we shall pay: (i) base salary through the date of termination; (ii) all options that have not vested as of the date of any such termination shall be deemed to have expired; (iii) Dr. Bergstrom’s right to exercise any vested options shall terminate as of such date; and (iv) any restricted shares that are then forfeitable shall be forfeited immediately. If Dr. Bergstrom is terminated by us (or our successor) upon a “Change of Control,” we (or our successor, as applicable) shall pay: (i) base salary for a period of one year following termination; (ii) any bonus that would otherwise be due to Dr. Bergstrom by the end of the calendar end of the year in which such termination occurs; (iii) any expense reimbursement amounts owed through the date of termination; and (iv) all options not vested shall be accelerated and deemed to have vested. If Dr. Bergstrom is terminated prior to end of term by us other than as a result of death or disability or Dr. Bergstrom’s employment is terminated by Dr. Bergstrom for “Good Reason” or we provide notice to Dr. Bergstrom that the agreement will not be renewed, we shall pay: (i) twelve (12) month severance from date of public announcement of same; (ii) the bonus that would have otherwise been due, unless there is documentation on file for a period of at least three (3) months regarding performance issues which have not been cured, to Dr. Bergstrom in the calendar year in which such termination or non-renewal occurs; (iii) any expense reimbursement amounts owed through the date of termination; and (iv) all options that are granted shall be accelerated and deemed to have vested and all vested options at date of termination shall expire ninety (90) days post termination of employment. However, our obligation will be reduced if compensation is received from other employment for these amounts otherwise actually earned by Dr. Bergstrom during the one year period following the termination of his employment.

Michael E. Spicer. Mr. Spicer’s agreement was renewed on January 22, 2008, to be effective from December 20, 2007. The agreement as renewed expires on December 20, 2008, and is subject to automatic extension for successive one-year periods on the anniversary of the effective date unless either party gives written notice, no later than 90 days preceding the date of any such extension, of an intention not to further extend the term. Mr. Spicer’s original agreement with the Company, which was further amended on September 2, 2005 and March 12, 2007, expired on December 20, 2007. His current agreement provides for:

•	an annual base salary of $256,200, subject to periodic and customary review for increase by the Board or Compensation Committee;
•	eligible to receive an annual bonus equal to 30% of base salary; and
•	eligible to receive additional grants of stock options and other equity awards, in addition to equity awards which Mr. Spicer has already received.

If Mr. Spicer’s employment is terminated as a result of his death or disability, we shall (i) pay to Mr. Spicer or to Mr. Spicer’s estate, as applicable, (x) his base salary through the date of his death or disability and (y) the bonus, if any, that would otherwise have been due at the end of the calendar year in which such death or disability occurs; and the pro rata portion of the stock options earned by Mr. Spicer during the year of his death or disability, prorated in accordance with the number of full months in such year during which Mr. Spicer was employed by us; (ii) for the longer of twelve (12) months following his death or disability or the balance of the agreement (as if such termination had not occurred) provide continuation coverage to the members of Mr. Spicer’s family and, in the case of termination for disability, to Mr. Spicer under all major medical and other health, accident, life or other disability plans and programs in which such family members and, in the case of termination for disability, Mr. Spicer participated immediately prior to his death or disability; and (iii) pay any expense reimbursement amounts owed through the date of death or disability. All stock options that are scheduled to vest by the end of the calendar year in which such termination occurs shall be accelerated and deemed to have vested as of the termination date. All stock options that have not vested (or been deemed pursuant to the immediately preceding sentence to have vested) as of the date of termination shall be deemed to have expired as of such date. Any stock options that have vested as of the date of Mr. Spicer’s death (including the options described in the immediately preceding sentence) shall remain exercisable for a period of one hundred and eighty (180) days after the date of his death; in the event of a disability, any unexercised option may be exercised in whole or in part, within the first ninety (90) days after such termination of employment or service. If Mr. Spicer’s employment is terminated by us for “Cause” or by Mr. Spicer other than for “Good Reason,” we shall pay (i) base salary through the date of termination; (ii) all options that have not vested shall be deemed to have expired as of such date and; (iii) all rights to exercise any vested options shall terminate. If Mr. Spicer is terminated by us (or our successor) upon a “Change of Control,” we (or our successor, as applicable), upon receiving a copy of a release and separation agreement signed by Mr. Spicer, shall pay within ten (10) business days: (i) a lump sum equivalent to twelve (12) months of base salary, and (ii) a lump sum equivalent to the bonus, if any, that would otherwise have been due at the end of the calendar year in which such termination occurs; and (iii) any expense reimbursement amounts owed through the date of termination; and (iv) all stock options that have not vested as of the date of such termination shall be accelerated and deemed to have vested. If Mr. Spicer is terminated by us other than as a result of death or disability or Mr. Spicer terminates for “Good Reason,” we shall pay: (i) base salary for a period of twelve (12) months following termination; and (ii) any accrued and unpaid bonus and expense reimbursement amounts through the date of termination

Deni M. Zodda, Ph.D. Dr. Zodda’s agreement expires on February 22, 2010. His agreement currently provides for:

•	annual base salary of $275,000, subject to periodic and customary review for increase by the Board or Compensation Committee;
•	eligible to receive an annual bonus equal to 30% of base salary; and
•	an incentive stock option to purchase 68,027 shares of Common Stock and a non-qualified stock option to purchase 598,973 shares of Common Stock pursuant to our 2006 Equity Incentive Plan.

If Dr. Zodda’s employment is terminated as a result of his death or disability, we shall (i) pay to Dr. Zodda or to Dr. Zodda’s estate, as applicable, (x) his base salary through the date of his death or disability and (y) the bonus, if any, that would otherwise have been due at the end of the calendar year in which such death or disability occurs; and the pro rata portion of the stock options earned by Dr. Zodda during the year of his death or disability, prorated in accordance with the number of full months in such year during which Dr. Zodda was employed by us; (ii) for the longer of twelve (12) months following his death or disability or the balance of the agreement (as if such termination had not occurred) provide continuation coverage to the members of Dr. Zodda’s family and, in the case of termination for disability, to Dr. Zodda under all major medical and other health, accident, life or other disability plans and programs in which such family members and, in the case of termination for disability, Dr. Zodda participated immediately prior to his death or disability; and (iii) pay any expense reimbursement amounts owed through the date of death or disability. All stock options that are scheduled to vest by the end of the calendar year in which such termination occurs shall be accelerated and deemed to have vested as of the termination date. All stock options that have not vested (or been deemed pursuant to the immediately preceding sentence to have vested) as of the date of termination shall be deemed to have expired as of such date. Any stock options that have vested as of the date of Dr. Zodda’s death (including the options described in the immediately preceding sentence) shall remain exercisable for a period of one hundred and eighty (180) days after the date of his death; in the event of a disability, any unexercised option may be exercised in whole or in part, within the first ninety (90) days after such termination of employment or service. If Dr. Zodda’s employment is terminated by us for “Cause” or by Dr. Zodda other than for “Good Reason,” we shall pay (i) base salary through the date of termination; (ii) all options that have not vested shall be deemed to have expired as of such date and; (iii) all rights to exercise any vested options shall terminate. If Dr. Zodda is terminated by us (or our successor) upon a “Change of Control,” we (or our successor, as applicable), upon receiving a copy of a release and separation agreement signed by Dr. Zodda, shall pay within ten (10) business days: (i) a lump sum equivalent to twelve (12) months of base salary, and (ii) a lump sum equivalent to the bonus, if any, that would otherwise have been due at the end of the calendar year in which such termination occurs; and (iii) any expense reimbursement amounts owed through the date of termination; and (iv) all stock options that have not vested as of the date of such termination shall be accelerated and deemed to have vested. During the first year of Dr. Zodda’s agreement, if he is terminated by us other than as a result of death or disability or Dr. Zodda terminates for “Good Reason,” we shall pay: (i) base salary for a period of six (6) months following termination; and (ii) any accrued and unpaid bonus and expense reimbursement amounts through the date of termination. However, our obligation shall be reduced, by amounts otherwise actually earned by Dr. Zodda during the six (6) month period following termination. If Dr. Zodda is terminated during the second and third year of the agreement by us other than as a result of death or disability or Dr. Zodda terminates for “Good Reason,” we shall pay: (i) base salary for a period of twelve (12) months following termination; and (ii) any accrued and unpaid bonus and expense reimbursement amounts through the date of termination. However, our obligation shall be reduced, by amounts otherwise actually earned by Dr. Zodda during the twelve (12) month period following termination.

Barry C. Cohen. On March 16, 2007, the Employment Agreement between Mr. Cohen and us was terminated in connection with Mr. Cohen entering into a Settlement/Release Agreement with us. The Settlement/Release Agreement provided Mr. Cohen with payments of approximately $114,000 over a six-month period. In addition, Mr. Cohen received a bonus payment in the amount of $34,200 and a grant of 10,000 options for certain licensing agreements closed during 2006, which options have lapsed. Mr. Cohen released NovaDel from any further obligations related to his departure.

The foregoing agreements also provide for certain non-competition and non-disclosure covenants on the part of such executive. However, with respect to the non-competition covenants, a court may determine not to enforce such provisions or only partially enforce such provisions. Additionally, each of the foregoing agreements provides for certain fringe benefits, such as inclusion in pension, profit sharing, stock option, savings, hospitalization and other benefit plans at such times as we may adopt them.

Section 16(a) Beneficial Ownership Reporting Compliance

Directors, named executive officers and beneficial owners of more than 10% of our Common Stock are required by Section 16(a) of the Securities Exchange Act of 1934 and related regulations to file ownership reports on Forms 3, 4 and 5 with the Securities and Exchange Commission and the principal exchange upon which such securities are traded or quoted and to furnish us with copies of the reports. Based solely on a review of the copies of such forms furnished to us, we believe that from January 1, 2007 to December 31, 2007, that all Section 16(a) filing requirements applicable to our named executive officers, Directors and greater than 10% holders of our Common Stock were in compliance.

Certain Relationships and Related Transactions

To the best of management’s knowledge, other than (i) compensation for services as named executive officers and Directors or (ii) as set forth below, there were no material transactions, or series of similar transactions, or any currently proposed transactions, or series of similar transactions, to which we were or were to be a party, in which the amount involved exceeds $120,000 during fiscal 2007, and in which any Director or named executive officer, or any security holder who is known by us to own of record or beneficially more than 5% of any class of the Common Stock, or any member of the immediate family of any of the foregoing persons, has an interest.

In April 2003, we entered into a license and development agreement with Manhattan Pharmaceuticals, Inc., or Manhattan Pharmaceuticals, for the worldwide, exclusive rights to our oral spray technology to deliver propofol for pre-procedural sedation. During the year ended December 31, 2007, the five months ended December 31, 2006 and for the year ended July 31, 2006, we did not invoice Manhattan Pharmaceuticals for any reimbursable expenses. Dr. Rosenwald may be deemed to be an affiliate of Manhattan Pharmaceuticals.

In September 2004, we entered into a license and development agreement with Velcera Pharmaceuticals Inc., or Velcera, in connection with veterinary applications for currently marketed veterinary drugs. We may receive additional milestone payments and royalty payments over the 20-year term of the agreement. During the year ended December 31, 2007, the five months ended December 31, 2006 and for the year ended July 31, 2006, we invoiced Velcera approximately $0, $0 and $228,000, respectively, for reimbursable expenses. Dr. Rosenwald may be deemed to be an affiliate of Velcera.

In October 2004, we entered into a license agreement with Hana Biosciences Inc., or Hana Biosciences, for the marketing rights in the U.S. and Canada for our ondansetron oral spray technology. During the year ended December 31, 2007, the five months ended December 31, 2006 and the fiscal year ended July 31, 2006, we received $0, $1,000,000 and $1,500,000, respectively, in milestone payments from Hana Biosciences. During the year ended December 31, 2007, the five months ended December 31, 2006 and for the year ended July 31, 2006, we invoiced Hana Biosciences approximately $0, $0 and $13,000, respectively, for pass-through expenses incurred by us on behalf of Hana Biosciences. In January 2006, Hana Biosciences announced positive study results of a pivotal clinical trial for Zensana™. Hana Biosciences submitted its NDA on June 30, 2006 and such NDA was accepted for review by the FDA in August 2006. Previously, Hana Biosciences targeted final approval from the FDA and commercial launch in calendar 2007. However, on February 20, 2007, we announced that Hana Biosciences notified us that ongoing scale-up and stability experiments indicate that there is a need to make adjustments to the formulation and/or manufacturing process, and that there is likely to be a delay in the FDA approval and commercial launch of Zensana™ as a result thereof. On March 23, 2007, Hana Biosciences announced its plan to withdraw, without prejudice, its pending NDA for Zensana™ with the FDA, and that it plans to re-direct the development plan for Zensana™ using our patent-protected European formulation of the product.

On July 31, 2007, we entered into a Product Development and Commercialization Sublicense Agreement with Hana Biosciences and Par, pursuant to which Hana Biosciences granted a sublicense to Par to develop and commercialize Zensana™. Par is responsible for all development, regulatory, manufacturing and commercialization activities of Zensana™ in the United States and Canada, including the development and re-filing of the NDA in the United States. In addition, we entered into an Amended and Restated License Agreement with Hana Biosciences, pursuant to which Hana Biosciences relinquished its right to pay reduced royalty rates to us until such time as Hana Biosciences had recovered one-half of its costs and expenses incurred in developing Zensana™ from sales of Zensana™ and we agreed to surrender for cancellation all 73,121 shares of the Hana Biosciences common stock we acquired in connection with execution of the original license agreement with Hana Biosciences. Par has announced that it expects to complete clinical development on the revised formulation of Zensana™ during 2008, and expects to submit a new NDA for Zensana™ by the end of 2008.

We will receive a milestone payment from Hana Biosciences upon final approval from the FDA. In addition, we will receive double-digit royalty payments based upon a percentage of net sales. We retain the rights to our ondansetron oral spray outside of the U.S. and Canada. Dr. Rosenwald may be deemed to be an affiliate of Hana Biosciences.

In April 2006, we closed a private placement of 8,092,796 shares of Common Stock and warrants to purchase a total of 2,427,839 shares of Common Stock with an exercise price of $1.60 per share of Common Stock. We received proceeds, net of offering costs, of approximately $10,593,000. Griffin Securities, Inc. and Paramount BioCapital, Inc., or Paramount, a NASD broker-dealer, acted as the placement agents for this private placement. The placement agents were paid an aggregate fee for acting as placement agents of cash equal to 7% of the gross proceeds from the sale of the Common Stock, or $792,400, and warrants equal to 6% of the shares of Common Stock purchased, subject to certain exclusions, or warrants to purchase 468,329 shares of Common Stock. Such warrants have the same terms as those issued to the investors. On the date of grant, the warrants had an approximate fair value of $0.92 per warrant. The placement agents were also entitled to a non-accountable expense allowance of up to $55,000 as reimbursement for out of pocket expenses incurred in connection with the offering. We agreed to indemnify the placement agents against certain liabilities, including liabilities under the Securities Act of 1933, incurred in connection with the offering. In December 2006, we paid a total of $100,000 to Paramount Biosciences Inc., in compensation for waiver of certain ongoing rights associated with the private placement in April 2006.

In September 2006, our Board appointed Mr. Steven B. Ratoff as Chairman of the Board. In connection with Mr. Ratoff’s appointment as Chairman of the Board, the Board entered into a consulting arrangement to compensate Mr. Ratoff for his efforts. This arrangement is on a month-to-month basis and compensates Mr. Ratoff at a rate of $17,500 per month. Pursuant to this consulting arrangement, we paid Mr. Ratoff approximately $61,000 for the five months ended December 31, 2006. In March 2007, Mr. Ratoff’s monthly compensation was reduced to $10,000 to reflect his decreased day-to-day time involvement with NovaDel. In June 2007, Mr. Ratoff’s monthly compensation was increased to $17,500 to reflect his increased day-to-day time involvement with NovaDel. On July 23, 2007, Mr. Ratoff was appointed to the additional role of Interim President and Chief Executive Officer, to be effective on July 25, 2007 with the resignation of Dr. Jan Egberts, MD. There is no formal agreement memorializing Mr. Ratoff’s consulting agreement.

In December 2006, we completed a private placement of 9,823,983 shares of common stock, at a purchase price of $1.45 per share and warrants to purchase up to approximately 3,929,593 shares of common stock at an exercise price of $1.70 per share. We received proceeds, net of offering costs, of $13,144,000 of which $11,749,000 was received in December 2006 and $1,395,000 was received in January 2007. As such, we issued 8,862,069 shares in December 2006 and 961,914 shares in January 2007 for this private placement. Oppenheimer & Co. Inc. acted as the lead placement agent for this private placement, with Griffin Securities, Inc. acting as co-placement agent. The placement agents received compensation for acting as placement agents made up of cash compensation equal to 7% of the proceeds from the sale of the common stock, or $997,000, and warrants to purchase shares of common stock equal to 5% of the shares of common stock purchased, subject to certain exclusions, or warrants to purchase 491,199 shares (such warrants have the same terms as those issued to the investors), plus expenses. On the date of grant, the warrants had an approximate fair value of $0.89 per warrant. We agreed to indemnify the placement agents against certain liabilities, including liabilities under the Securities Act of 1933, incurred in connection with the offering.

GENERAL

Incorporation by Reference

The following sections of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed on March 31, 2008 and as amended on April 25, 2008 (File No 001-32177), which is enclosed with this proxy statement, are incorporated by reference into this proxy statement:

  Financial Statements, including the Notes thereto, and the unaudited quarterly financial data for the two-year period ended December 31, 2007 (Part II, Item 8);

  Management’s Discussion and Analysis of Financial Condition and Results of Operations (Part II, Item 7); and

  Qualitative and Quantitative Disclosures About Market Risk (Part II, Item 7A).

The following sections of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, as filed on May 15, 2008 (File No 001-32177), which is enclosed with this proxy statement, are incorporated by reference into this proxy statement:

  Unaudited condensed consolidated financial statements, including the Notes thereto (Part I, Item 1);

  Management’s Discussion and Analysis of Financial Condition and Results of Operations (Part I, Item 2); and

  Qualitative and Quantitative Disclosures About Market Risk (Part I, Item 3).

Stockholder Proposals for the next Annual Meeting of Stockholders

In order for a stockholder proposal to be considered for inclusion in NovaDel’s Proxy Statement for the next Annual Meeting pursuant to Rule 14a-8 of the Securities and Exchange Commission, the proposal must be received at our offices no later than the close of business on December 29, 2008. Proposals submitted thereafter will be opposed as not timely filed.

If a stockholder intends to present a proposal for consideration at the next Annual Meeting outside the processes of the Securities and Exchange Commission’s Rule 14a-8, NovaDel must receive notice of such proposal not later than March 13, 2009. Otherwise the proposal will be considered untimely, and NovaDel’s proxies will have discretionary voting authority on any vote with respect to such proposal, if presented at the meeting, without including information regarding the proposal in our proxy materials.

Annual Report on Form 10-K

A copy of our Annual Report on Form 10-K for the period ended December 31, 2007, as amended, is enclosed with these materials. Upon written request, we will provide each stockholder being solicited by this Proxy Statement with a copy, free of charge, of any of the documents referred to in this Proxy Statement. All such requests should be directed to NovaDel Pharma Inc., 25 Minneakoning Road, Flemington, New Jersey 08822, Attn: Michael E. Spicer, Chief Financial Officer and Corporate Secretary (mspicer@novadel.com; (908)782-3431). You are asked to advise us if you plan to attend the Annual Meeting. For directions to the Annual Meeting, please see the materials attached to this proxy statement or please call (908) 782-3431 ext. 2550.

This proxy statement and our Annual Report on Form 10-K for the period ended December 31, 2007, as amended, are available on our website at www.novadel.com.

Householding

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (e.g., brokers, banks and nominees) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies and intermediaries. This year, some banks, brokers or other nominee record holders may be “householding” our proxy materials. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household unless contrary instructions have been received by the broker, bank or nominee from you. If you would like to receive a separate proxy statement and annual report, we will promptly send you additional copies if you call or write our investor relations department at our offices located at 25 Minneakoning Road, Flemington, New Jersey 08822; telephone 908-782-3431. If you are a beneficial owner, you can request additional copies of the proxy statement and annual report, or you can request a change in your householding status, by notifying your broker, bank or nominee.

Solicitation of Proxies

We will bear the cost of preparing, printing, assembling and mailing all proxy materials that may be sent to our stockholders in connection with this solicitation. Arrangements will also be made with brokerage houses, other custodians, nominees and fiduciaries, to forward soliciting material to the beneficial owners of our Common Stock held by such persons. We will reimburse such persons for reasonable out-of-pocket expenses incurred by them. In addition to the solicitation of proxies by use of the mails, officers and regular employees of ours may solicit proxies without additional compensation, by telephone or facsimile transmission. We do not expect to pay any compensation for the solicitation of proxies.

Management of NovaDel does not know of any matters, other than those stated in this Proxy Statement, that are to be presented for action at the Annual Meeting. If any other matters should properly come before the Annual Meeting, proxies will be voted on those other matters in accordance with the judgment of the persons voting the proxies. Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them.

Sincerely,

/s/ Steven B. Ratoff
Steven B. Ratoff
Interim President and Chief Executive Officer

July 23, 2008

FROM PHILADELPHIA AREA:

•	ROUTE 95 NORTH to EXIT 67 (Route 1 North-New Brunswick).
•	Take Route 1 North for about 4 miles; you will see signs for Carnegie Center.
•	Take that Service Road (parallel to Route 1 North) following signs for Carnegie Center Boulevard.
•	Bear Right (towards Carnegie Center Boulevard East) to stop sign.
•	Make a right at the stop sign, then the next left onto South Center Road and a quick right into the parking lot of building 502.
•	Morgan Lewis is located on the 3rd floor of building 502 (609.919.6600).

FROM NEW YORK AREA:

•	Take the NJ Turnpike South to exit 8A (Jamesburg/Cranbury).
•	Proceed through the toll and bear right to Rt 32. Once on Rt 32, merge to left lane and proceed approximately 1/2 mile.
•	Follow left exit to Rt 130 South (Princeton).
•	Go 2 lights and make a right on Dey Rd. Continue on Dey Rd to intersection of Scudders Mill Rd.
•	Make a right on Scudders Mill Rd and follow to end, bearing left to Rt 1 South. Follow Rt 1 South (just past the Alexander Rd exit) and watch for signs for Carnegie Center.
•	Take the jughandle across Rt 1 and follow to stop sign.
•	Make a right at stop sign, then a quick left on South Center Rd, and then another quick right into the parking lot of building 502.

•  Morgan Lewis is located on the 3rd floor of building 502 (phone: 609-919-6600).

FROM ROUTE 206:

•	Follow Route 206 South toward Princeton.
•	At the intersection with Route 27 (Nassau Street), turn left.
•	At the third traffic light (movie theater on left, Princeton U. Book Store on right), turn right onto Washington Road.
•	At the intersection of Washington Road and Route 1 (Exxon on right), turn right onto Route 1 South.
•	After you pass the Hyatt Hotel on your left, take the Carnegie Center Boulevard jughandle.
•	You will cross Route 1 and go to stop sign and make a right.
•	Make the first left at the next street.
•	Morgan Lewis is located on the 3rd floor of building 502 (phone: 609-919-6600).

FROM BEDMINSTER:

•	Follow Route 206 South toward Princeton.
•	At the intersection with Route 27 (Nassau Street), turn left.
•	At the third traffic light (movie theater on left, Princeton U. Book Store on right), turn right onto Washington Road.
•	At the intersection of Washington Road and Route 1 (Exxon on right), turn right onto Route 1 South.
•	After you pass the Hyatt Hotel on your left, take the Carnegie Center Boulevard jughandle.
•	You will cross Route 1 and go to stop sign and make a right.
•	Make the first left at the next street.
•	Morgan Lewis is located on the 3rd floor of building 502 (phone: 609-919-6600).

TO PALMER SQUARE FROM PHILADELPHIA:

•	ROUTE 95 NORTH to 206 NORTH.
•	Take that road approximately 6-7 miles to where 206 North turns left and ROUTE 27 (NASSAU STREET) is straight ahead.
•	Take ROUTE 27 (NASSAU STREET) and go approximately 1 light and you will see an open square with the Nassau Inn at center. That is Palmer Square.

TO NYC FROM PRINCETON:

•	Exit Carnegie Center to Rt. 1 North; follow to the Scudders Mill Rd exit (approx. 2 miles).
•	Follow Scudders Mill Rd to 4th traffic light and make a left on Dey Road.
•	Follow Dey Road to 2nd traffic light and make a left on Rt 130.
•	Follow Rt 130 for approximately 1/2 mile and exit right on Rt 32 for NJ Turnpike.
•	Follow Rt 32 to entrance of NJ Turnpike (just past traffic light).
•	Take the NJ Turnpike to Exit Lincoln Tunnel/New York City.

0

NOVADEL PHARMA INC.

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

          The undersigned hereby appoint(s) Steven B. Ratoff and Michael E. Spicer with full power of substitution and resubstitution, as proxy to represent and vote any and all shares of common stock, par value $.001 per share, of NovaDel Pharma Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of the Company, to be held on September 8, 2008, at 9:00 A.M. local time, at the offices of Morgan, Lewis & Bockius, LLP, located at 502 Carnegie Center, Princeton, New Jersey 08540, and at any adjournments or postponements thereof, hereby revoking any prior proxies to vote said stock, upon the following items more fully described in the Notice of Annual Meeting and Proxy Statement for the Annual Meeting dated as of July 23, 2008, a copy of which has been received by the undersigned. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any adjournments or postponements thereof. Each of Proposals 1 through 4 are proposed by the Company.

(Continued and to be signed on the reverse side)

14475

ANNUAL MEETING OF STOCKHOLDERS OF

NOVADEL PHARMA INC.

September 8, 2008

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.

- OR -
TELEPHONE - Call toll-free 1-800-PROXIES
(1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries and follow the instructions. Have your proxy card available when you call.
- OR -
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES in the United States or 1-718-921-8500 from foreign countries up until 11:59 PM Eastern Time the day before the meeting date.

  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone.

20630300300000000000 7	090808

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 THROUGH 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.		Election of Directors:

NOMINEES:
☐	FOR ALL NOMINEES	Mark J. Baric
Thomas E. Bonney, CPA
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	William F. Hamilton, Ph.D.
J. Jay Lobell
Charles Nemeroff, M.D., Ph.D.
☐	FOR ALL EXCEPT (See instructions below)	Steven B. Ratoff

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

		FOR	AGAINST	ABSTAIN
2.	APPROVE THE ISSUANCE AND SALE OF UP TO $2.525 MILLION IN SECURED CONVERTIBLE NOTES AND WARRANTS OF THE COMPANY TO FUNDS AFFILIATED WITH PROQUEST INVESTMENTS.	☐	☐	☐

3.

APPROVE THE POTENTIAL ISSUANCE OF 3,250,000 SHARES OF OUR COMMON STOCK RESULTING FROM (I) THE REMOVAL OF THE CAP OF 19.99% ON THE 3,000,000 WARRANTS ISSUED IN THE INITIAL CLOSING; AND (II) THE INTEREST SHARES PROVISION OF THE SECURED CONVERTIBLE NOTES IN THE INITIAL CLOSING.

		☐	☐	☐

4.	RATIFY THE SELECTION OF J.H. COHN LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008.	☐	☐	☐

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED ABOVE; UNLESS OTHERWISE INDICATED, IF THE CARD IS SIGNED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE SIX (6) NOMINEES NAMED IN PROPOSAL 1, FOR THE APPROVAL OF THE POTENTIAL ISSUANCE AND SALE OF UP TO $2.525 MILLION IN SECURED CONVERTIBLE NOTES AND WARRANTS OF THE COMPANY TO FUNDS AFFILIATED WITH PROQUEST INVESTMENTS IN PROPOSAL 2, FOR THE APPROVAL OF THE POTENTIAL ISSUANCE OF 3,250,000 SHARES OF OUR COMMON STOCK IN PROPOSAL 3, AND FOR THE RATIFICATION OF THE SELECTION OF J.H. COHN LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008 IN PROPOSAL 4.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Please mark, sign, date and return this Proxy promptly using the accompanying postage pre-paid envelope. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF NOVADEL PHARMA INC.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:  Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF

NOVADEL PHARMA INC.

September 8, 2008

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

20630300300000000000 7	090808

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 THROUGH 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of Directors:

NOMINEES:
☐	FOR ALL NOMINEES	Mark J. Baric
Thomas E. Bonney, CPA
☐	WITHHOLD AUTHORITY	William F. Hamilton, Ph.D.
	FOR ALL NOMINEES	J. Jay Lobell
Charles Nemeroff, M.D., Ph.D.
☐	FOR ALL EXCEPT	Steven B. Ratoff
(See instructions below)

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

		FOR	AGAINST	ABSTAIN
2.	APPROVE THE ISSUANCE AND SALE OF UP TO $2.525 MILLION IN SECURED CONVERTIBLE NOTES AND WARRANTS OF THE COMPANY TO FUNDS AFFILIATED WITH PROQUEST INVESTMENTS.	☐	☐	☐

3.

APPROVE THE POTENTIAL ISSUANCE OF 3,250,000 SHARES OF OUR COMMON STOCK RESULTING FROM (I) THE REMOVAL OF THE CAP OF 19.99% ON THE 3,000,000 WARRANTS ISSUED IN THE INITIAL CLOSING; AND (II) THE INTEREST SHARES PROVISION OF THE SECURED CONVERTIBLE NOTES IN THE INITIAL CLOSING.

		☐	☐	☐

4.	RATIFY THE SELECTION OF J.H. COHN LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008.	☐	☐	☐

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED ABOVE; UNLESS OTHERWISE INDICATED, IF THE CARD IS SIGNED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE SIX (6) NOMINEES NAMED IN PROPOSAL 1, FOR THE APPROVAL OF THE POTENTIAL ISSUANCE AND SALE OF UP TO $2.525 MILLION IN SECURED CONVERTIBLE NOTES AND WARRANTS OF THE COMPANY TO FUNDS AFFILIATED WITH PROQUEST INVESTMENTS IN PROPOSAL 2, FOR THE APPROVAL OF THE POTENTIAL ISSUANCE OF 3,250,000 SHARES OF OUR COMMON STOCK IN PROPOSAL 3, AND FOR THE RATIFICATION OF THE SELECTION OF J.H. COHN LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008 IN PROPOSAL 4.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Please mark, sign, date and return this Proxy promptly using the accompanying postage pre-paid envelope. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF NOVADEL PHARMA INC.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.